UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Envestnet, Inc.

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Envestnet, Inc.
2023 Proxy Statement
and Notice of Annual Meeting of Shareholders

April 25, 2023
Berwyn, Pennsylvania
Dear Fellow Shareholder:
It is with great pleasure that we invite you to our 2023 Annual Meeting of Shareholders to discuss the progress of the company during the past year and to review our plans for the future. The meeting will be held virtually on June 15, 2023 at 9:00 a.m. Eastern Time.
In 2021, Envestnet took a very deliberate stance and announced our strategy to invest in the economic opportunity inherent in our unparalleled client footprint and breadth of services. We knew that unlocking the revenue potential of a connected ecosystem would pay tremendous long-term dividends for our shareholders. We also knew that by doing so, we would experience challenges in short-term results that would enable us to deliver the real value creation that is the goal of every sound investment and resilient business.
We are pleased to report that in the face of the difficult market conditions of 2022, Envestnet has achieved significant successes and delivered on our stated intentions to maximize the investment plan we outlined in February of 2021 by:
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Creating acceleration of our organic revenue;

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Modernizing our platform for greater operating leverage;

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Driving greater engagement and usage of the platform by our clients;

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Allocating expenses by taking advantage of new processes and technologies to recognize expense discipline;

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Re-establishing our margin expansion in 2023 and reaffirming our commitment to a 25% adjusted EBITDA margin in 2025; and

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Expanding high-margin businesses in our fiduciary solutions (e.g., direct indexing, tax overlay, RIA managed accounts, digital insurance platform and retirement services).

Our results demonstrate the soundness of our vision and the progress we have made. In our industry leading account and advisor growth, in the rapid expansion of our higher-margin services and in the realization of our vision around connected and data-powered advice, we are demonstrating that by delivering enhanced value to our clients, we will truly capitalize on our market share.
Our results prove the strength of our business despite the historically challenging environment. During that time, our platform net flows were $132 billion, with $57 billion from AUM/A, demonstrating 7% organic growth. Our AUM/A accounts per advisor grew 9%. We have also signed a number of new contracts across the business from Planning, to Data & Analytics, to the core Envestnet wealth platform. We have also strengthened our balance sheet by repurchasing the bulk of our 2023 convertible notes and issuing 2027 convertible notes. Further, we have entered into a partnership with FNZ, which will create a fully end-to-end digital environment that will automate and scale our clients’ engagement with Envestnet, enabling us to pursue additional revenue opportunities associated with custody.
In short, we have executed the strategy we set out for investors, and we believe the results will create material value over the coming quarters and years. As part of our long-term strategy, we are also continuing to focus on improving our corporate governance and remaining responsive to the feedback of our shareholders.
As shareholders, you will be able to attend the 2023 Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720. The password for the meeting is envestnet2023 (case sensitive).
Our formal agenda for this year’s meeting is to vote on the election of directors; to vote, on an advisory basis, on 2022 executive compensation; to vote, on an advisory basis, the frequency of future shareholder advisory votes on executive compensation; and to ratify the selection of our independent registered public accounting firm for 2023. In addition, we will report to you on the highlights of 2022 and discuss the business outlook for the remainder of 2023.
Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.
We thank you for your investment and your confidence in our business, and look forward to continuing our ongoing dialogue. We thank you in advance for your participation and look forward to seeing you at the 2023 Annual Meeting.
Sincerely,
William Crager
Co-Founder and Chief Executive Officer

April 25, 2023
Berwyn, Pennsylvania
To the Shareholders of Envestnet, Inc.:
The 2023 Annual Meeting of Shareholders of Envestnet, Inc. will be held virtually on June 15, 2023, at 9:00 a.m. Eastern Time. Only shareholders of record at the close of business on April 17, 2023, are entitled to notice of, and to vote at, the 2023 Annual Meeting. You will be able to attend the 2023 Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720. The password for the meeting is envestnet2023 (case sensitive).
The 2023 Annual Meeting will be held for the following purposes:
1.
To elect three (3) Class II directors to hold office until the 2026 annual meeting and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death;

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To approve, on an advisory basis, 2022 executive compensation;

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To approve, on an advisory basis, the frequency of future shareholder advisory votes on executive compensation;

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To ratify the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

5.
To transact such other business, if any, as lawfully may be brought before the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee listed on the enclosed proxy card or voting instruction form and “FOR” all other Company proposals.
Whether or not you plan to attend the 2023 Annual Meeting and regardless of the number of shares you own, please vote as promptly as possible via the Internet or by telephone in accordance with the instructions in your proxy materials. For further information concerning the individuals nominated by the Board as directors, the proposals being voted upon, use of the proxy and other related matters, you are urged to read the attached proxy statement in its entirety.
If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders in the US and Canada may call toll-free: (877) 825-8964
Shareholders in other locations may call: +1 (412) 232-3651
Banks & Brokers may call collect: (212) 750-5833
Your vote is very important, and I encourage you to submit your proxy for this year’s Annual Meeting as promptly as possible.
By Order of the Board of Directors,
Shelly O’Brien
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2023: THIS PROXY STATEMENT, FORM OF PROXY CARD AND OUR 2022 ANNUAL REPORT ARE AVAILABLE AT WWW.ENVESTNET.COM. WE ARE SENDING THIS PROXY STATEMENT AND MAKING THIS PROXY STATEMENT FIRST AVAILABLE ON OR ABOUT APRIL 25, 2023.

About Envestnet
Company Overview
Envestnet is transforming the way financial advice is delivered through an ecosystem of technology, solutions and intelligence. By establishing the connections between people’s daily financial decisions and long-term financial goals, Envestnet empowers them to make better sense of their finances and live an Intelligent Financial Life™. With $5 trillion in platform assets—approximately 106,000 advisors, 16 of the 20 largest U.S. banks, 47 of the 50 largest wealth management and brokerage firms, more than 500 of the largest registered investment advisors (“RIAs”) and thousands of companies, depend on Envestnet technology and services to help drive better outcomes for their businesses and for their clients.
Through a combination of platform enhancements, partnerships and acquisitions, Envestnet uniquely provides a financial network connecting technology, solutions and data, delivering better intelligence and enabling its customers to drive better outcomes.
Envestnet, a Delaware corporation originally founded in 1999, serves clients from its headquarters based in Berwyn, Pennsylvania, as well as other locations throughout the United States, India and other international locations.
2022 in Review
Key Accomplishments
In 2022, we:
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Grew the number of accounts on the Envestnet platform year-over-year by approximately 5%, to 18.3 million;

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Increased assets under management and administration in accounts per advisor on our platform by 9%;

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Streamlined the business to drive greater connectivity, client responsiveness and organizational efficiency, resulting in the collective benefit of strengthening the platform and creating seamless, personalized connected experiences;

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Improved interconnectivity of our technology platforms to drive accelerated usage and more profitable growth; including connecting our Wealth Data Platform to our Next Generation Proposal Tool, which then connects to our broadening array of portfolio solutions;

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Lowered operating costs by, among other things, reducing our real estate footprint by 30%, lowering our non-people expenses and decreasing our headcount; and

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Completed the transition of our Data and Analytics operations to Tata Consultancy Services, resulting in expected realized savings of between $10 to $13 million in 2023, a number expected to further increase over the coming years as our account base continues to grow.

Organizational Changes
In June 2022, Envestnet announced organizational changes to accelerate our growth and streamline our business—focusing on technology, solutions, and intelligence—delivered by our two segments Wealth and Data & Analytics. These changes support our growth strategy and enhance the delivery of our products and services. The organization continues to build on this foundation, seeking out economies of scale and opportunities to expand our ecosystem, innovate our product set and deliver an Intelligent Financial Life™ for our clients.
ENVESTNET | PROXY STATEMENT   1

ENVESTNET, INC.
1000 Chesterbrook Boulevard, Suite 250
Berwyn, Pennsylvania 19312
April 25, 2023
Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to the “Company,” “Envestnet,” “we,” “us,” or “our” in this proxy statement refer to Envestnet, Inc. and its subsidiaries as a whole.
Proposals and Highlights
2023 Annual Meeting Proposals
		Board Recommendation	Page Reference
Proposal 1:	Election of three (3) Class II directors to hold office until the 2026 annual meeting and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death	FOR each of the director nominees set forth in this Proxy Statement	6
Proposal 2:	Approval, on an advisory basis, of 2022 executive compensation;	FOR	59
Proposal 3:	Approval, on an advisory basis, of the frequency of future shareholder advisory votes on executive compensation;	FOR every “ONE YEAR”	60
Proposal 4:	Ratification of the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and	FOR	62
	such other business, if any, as may lawfully be brought before the meeting.
Director Nominees
Our Board has nominated three (3) individuals for election as directors at the Company’s 2023 Annual Meeting. All nominees are currently serving as members of the Board. We believe each nominee has a wide-ranging set of qualifications, skills and experiences relevant to Envestnet’s strategic evolution, including deep expertise in financial services, public company leadership and corporate governance.
Additional information concerning the composition of our Board and our director nominees can be found under Proposal 1: Election of Directors.
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PROXY STATEMENT

Corporate Governance and Board Highlights
The following are highlights of our corporate governance practices. Please see the section below entitled “Corporate Governance and Board Matters” for more information.
All our directors are independent (other than the Chief Executive Officer (“CEO”))	Stock ownership requirements for directors and named executive officers (“NEOs”)
Board diversity in terms of gender, race, ethnicity and tenure that provides a range of viewpoints, skills and experience	Regular executive sessions of independent directors
Regular Board and committee meetings	Continuing education program for directors
Annual Board and committee self-evaluations	Annual review of CEO and Chairperson succession planning
Risk oversight by full Board and committees	Code of Business Ethics and Conduct applicable to all directors, officers and employees
Policy on public company board service (number of additional public company boards of directors limited to three)	Trading policy that prohibits short-term speculative transactions in hedging and, with limited exceptions, pledging Envestnet securities
Majority voting and director resignation policy in uncontested director elections	Clawback Policy applicable to all directors and Section 16 officers
Board oversight of environmental, social and governance matters
Environmental, Social and Governance (“ESG”) Highlights
The following are highlights of our commitment to ESG matters. Please see the section below entitled “Environmental, Social and Governance” for more information.
Envestnet endeavors to fulfill its commitment to ESG initiatives by empowering financial wellness for our communities, our customers, our partners and our employees, by being a responsible citizen in our communities and a mindful steward of the resources we consume and by investing in our employees. The Company has exemplified its commitment in many ways, including:

Continued our commitment to the Envestnet Institute on Campus (“EIOC”), a program for university students, designed to bridge the gap between academic knowledge and the application of this knowledge in the Wealth and Asset Management industries.

Launched the first Diversity, Equity and Inclusion (“DEI”) mandatory training for all U.S. employees. Over 1,500 U.S. employees completed in 2022. Additional sessions will be offered in 2023.

Provided optional training on use of pronouns at work and included an option in the Human Resources Information System, our enterprise human resources system, for employees to update and share their pronouns.

Curated a DEI Social Learning Community on our online learning management system to provide employees with books, articles, and videos, etc. as additional learning resources on DEI topics.
Formed the third official employee resource group, “Enclusion,” for Black and African American employees.
Partnered with Ellevest, a woman-focused financial planning company, to offer 1:1 financial and career coaching and webinars and access to the Ellevest platform.
ENVESTNET | PROXY STATEMENT   3

PROXY STATEMENT
Partnered with not-for-profit charity Greenwood Project to offer Envestnet internships for historically underrepresented students.
Leveraged Envestnet Charitable Giving Program relationships to reach marginalized communities and provide education regarding financial literacy.

Continued employee suite of benefits, including parental stipends for children under age 6, adoption and surrogacy benefits, tuition reimbursement, scholarships for employees’ children, college loan repayment support and paid parental leave.

Continued progress to reduce Envestnet’s energy usage and carbon emissions by allowing most of our workforce to work remotely and supporting flexible work schedules.
Lessened impact on the environment by reducing our real estate footprint by 30%.
Executive Compensation Highlights
The following are highlights of our executive compensation practices. Please see the section below entitled “Executive Compensation” for more information.
Envestnet is committed to responsible executive compensation practices that reflect recognized high corporate governance standards. A summary of our notable practices is provided below.
What We Do	What We Don’t Do

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Pay for performance by basing a substantial part of NEO compensation on Company and individual performance

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Deliver the majority of NEOs’ pay in the form of equity-based compensation, with half in the form of PSUs

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Require meaningful stock ownership

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Maintain a robust Clawback Policy applicable to cash and equity-based incentives

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Retain an independent compensation consultant

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Conduct ongoing shareholder engagement

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Conduct an annual say-on-pay advisory vote

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No single-trigger vesting of equity awards following a change in-control

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No excise-tax “gross-ups”

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No excessive perquisites

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No nonqualified or supplemental retirement plans

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No option repricing without prior shareholder approval

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No hedging of Company’s securities by employees

Highlights for 2022 included the following:
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Delivered solid results in a challenging environment. In 2022, we successfully grew our share of the addressable market. Over 250 new clients were signed in 2022, connecting them to the power of the Envestnet ecosystem, with 5% growth in the total accounts on our platform to 18.3 million. Net asset flows in assets under management or administration (“AUM/A”) totaled $57.3 billion.

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Reduced annual compensation in alignment with performance. Despite notable strategic and operational achievements, our financial performance was below the challenging targets reflected in our incentive framework. As a result, the 2022 annual NEO compensation average individual decrease was 33.5% from the prior year due to below target achievements under our incentive plans.

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Secured high say-on-pay support and maintained dialogue with our shareholders. Over 98% of votes were cast in support of our 2022 advisory vote on executive compensation, demonstrating high levels of sustained support for our framework and outcomes. During the year we continued to engage with shareholders to understand any perspectives they wished to share on executive compensation, and other topics more broadly. Overall, in discussions stemming from our general shareholder outreach, shareholders did not raise any notable concerns.

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PROXY STATEMENT

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Reviewed and refined our executive compensation program for 2023. To ensure the executive compensation framework continues to align with our stated strategic priorities and address minority concerns about measure overlap across our short- and long-term incentive programs, the Compensation Committee approved modest changes to the incentive measures for 2023.

In aggregate the performance achievements detailed further in the Compensation Discussion and Analysis were reflected in our variable outcomes in respect of 2022:
Annual incentives were earned at 49% – 51% of target	PSUs that concluded their performance period on December 31, 2022 vested at 34% of target	Equity award values for 2022, reflecting grants made in the first quarter of 2023, were reduced by an average of 39% compared to 2021 equity award values
ENVESTNET | PROXY STATEMENT   5

Corporate Governance and Board Matters
PROPOSAL NO. 1: ELECTION OF DIRECTORS
At the 2023 Annual Meeting, shareholders will vote on the election of the three (3) director nominees listed on the following pages.
Following the recommendation of the Nominating and Governance Committee, our Board has nominated Luis Aguilar, Gayle Crowell and James Fox to each serve a three-year term to expire at the annual meeting in 2026 and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death. All nominees are currently serving as directors of Envestnet. Ross Chapin, a current Class II director, has achieved our term limit for Board service, and will retire as a director and not stand for re-election at the 2023 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF ENVESTNET.
If any director nominee is unable to serve, the individuals named as proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. Each nominee has indicated that they will serve if elected. If any director resigns, dies, or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting of shareholders.
Set forth below is information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the 2023 Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.
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CORPORATE GOVERNANCE AND BOARD MATTERS

Nominees (Class II)
Luis Aguilar Age 69
Mr. Aguilar has served as a member of our Board since March 2016. Mr. Aguilar was a Commissioner at the U.S. Securities and Exchange Commission (“SEC”) from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar’s previous experience includes serving as the General Counsel, Head of Compliance, Executive Vice President and Corporate Secretary of Invesco, Inc. with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also Managing Director for Latin America and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP). He began his legal career as an attorney at the SEC. Mr. Aguilar represented the SEC as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC’s first Investor Advisory Committee.
Mr. Aguilar serves as a director of Donnelley Financial Solutions, Inc. He has been a principal in Falcon Cyber Investments, a firm focused on cybersecurity since January 2016. He was a director of MiMedx Group, Inc. from March 17, 2017 through September 19, 2019.
Mr. Aguilar earned a J.D. from the University of Georgia School of Law, an M.A. (Laws in Taxation) from Emory University and a B.S. from Georgia Southern University. Mr. Aguilar has completed certifications from the National Association of Corporate Directors (NACD) in Directorship, Board Leadership and Cyber Risk Oversight.
Mr. Aguilar’s qualifications to serve on our Board include his experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisors, investment companies and broker-dealers. Mr. Aguilar brings to our Board expertise in investment management, compliance, risk management, cybersecurity, corporate governance, government relations and public policy.

Gayle Crowell Age 72
Ms. Crowell has served as a member of our Board since March 2016. She served as a member of the Yodlee, Inc. (“Yodlee”) board of directors from July 2002 until November 19, 2015, when Yodlee was acquired by the Company, and as lead independent director of Yodlee between March 2014 and November 2015. Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the boards of directors of Pliant Therapeutics, a biotechnology company developing therapies for fibrotic diseases, Hercules Capital, a specialty finance company serving the technology and life sciences sectors, GTreasury, a fully integrated cash and risk management solution providing strategic treasury management, Instinct Science, a veterinary practice software and workflow platform, and Centerbase, a full-service, cloud-based legal practice management solution. Ms. Crowell earned a B.S. in Education from the University of Nevada at Reno. Ms. Crowell also attended the Directors College Program at Stanford Law School and the Executive Program for Growing Companies at Stanford Graduate School of Business.
Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive in the technology industry. Ms. Crowell brings to our Board expertise in technology and software, cybersecurity, compliance, digital transformation, sales and marketing and leadership.

ENVESTNET | PROXY STATEMENT   7

CORPORATE GOVERNANCE AND BOARD MATTERS
James Fox Age 71
Mr. Fox has served as a member of our Board since February 2015 and Chair of the Board since March 2020. Mr. Fox retired as Non-Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and, prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with the BISYS Group, Inc., First Data Corporation, eOne Global, and PFPC. He serves as a director of Madison CF (UK) Limited, The Ultimus Group LLC and Yukon YC Holdings LLC. He also served as a director of Brinker Capital Holdings, Inc. from July 2015 until September 2020.
Mr. Fox participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned an M.B.A. in Finance from Suffolk University and a B.A. in Economics from the State University of New York at Oswego.
Mr. Fox’s qualifications to serve on our Board include his extensive experience as a Chief Executive Officer and business leader in the financial services industry and his knowledge gained from service on the boards of various other companies. Mr. Fox brings to our Board expertise in wealth management, accounting and financial reporting, public company leadership and mergers, acquisitions and other strategic transactions.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Directors whose terms expire in 2024 (Class I)
Wendy Lane Age 71
Ms. Lane was appointed to our Board in March 2023. Ms. Lane has served as Chair of Lane Holdings, Inc., a private equity investment company, since 1992. Previously, she was a Principal and Managing Director of the Investment Banking Group at Donaldson, Lufkin & Jenrette Securities Corporation, serving in these and other positions from 1981 to 1992. Prior to that, she was an investment banker at the Goldman Sachs Group, Inc. from 1977 to 1980.
Ms. Lane currently serves on the board of directors of Verisk Analytics, Inc., a data analytics and risk assessment firm. She previously served on the boards of directors of NextPoint Financial, Inc., which was initially a special purpose acquisition company, but currently provides consumer finance and tax advisory services, from August 2020 to July 2021, CoreLogic, Inc., a financial, property, and consumer information analytics firm, from November 2020 to February 2021, Willis Towers Watson PLC, an advisory and solutions company, from April 2004 to May 2022, MSCI Inc., an analytics company, from January 2015 to April 2019, and UPM-Kymmene Oyj, a Finnish forest industry company, from March 2005 to April 2018 and five other public company boards. Ms. Lane earned a B.A. in Mathematics and French from Wellesley College, graduating with highest honors as a Durant Scholar, and an M.B.A. from Harvard Business School.
Ms. Lane’s qualifications to serve on our Board include her extensive experience as a board member of public companies in data and analytics and other regulated industries. Ms. Lane brings to our Board expertise in corporate governance, investment management, finance, compensation, strategy and transformation and capital allocation.

Valerie Mosley Age 62
Ms. Mosley has served as a member of our Board since October 2018. Ms. Mosley is the founder and CEO of BrightUp Wealth, a company that provides financial advice to historically underserved markets, including low-income and minority investors. Ms. Mosely is also the CEO of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that have significant potential to grow, profit and add value to society. Ms. Mosley was Senior Vice President, Partner, Portfolio Manager and Investment Strategist at Wellington Management Company, LLP, a $1.2 trillion global money management firm. Ms. Mosley also chaired the firm’s Industry Strategy Group, which took a long-term perspective to identify trends, headwinds, and tailwinds impacting various industries. As a member of several investment strategy groups, Ms. Mosley helped establish investment parameters to which team portfolio managers adhered. Ms. Mosley serves as a board member at DraftKings, Caribou and Eaton Vance Funds. Ms. Mosley received an M.B.A. from the University of Pennsylvania and a B.A. from Duke University. She serves on the non-profit board New Profit and the McClean Hospital board.
Ms. Mosley’s qualifications to serve on the Board include her extensive experience in the wealth management business. Ms. Mosley brings to our Board expertise in investment management, the perspectives of public company investors, accounting and financial reporting and strategic planning.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Gregory Smith Age 58
Mr. Smith has served as a member of our Board since February 2015. Mr. Smith currently is an Executive-in-Residence and Lecturer at the University of Wisconsin-Milwaukee’s Lubar School of Business. He was Managing Partner of Barnett Management Advisors, LLC from 2012 until 2020. Prior to joining the University of Wisconsin-Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16-year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director and Vice Chair of Church Mutual Holding Company, Inc. (f/k/a Church Mutual Insurance Company). He also served as a Director of its subsidiary, CM Vantage Specialty Insurance Company until the formation of the holding company in 2020. He is a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith earned an A.B. with honors from Princeton University and an M.B.A. with honors from The University of Chicago. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.
Mr. Smith’s qualifications to serve on our Board include his extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax matters and mergers and acquisitions, including as a Chief Financial Officer. Mr. Smith brings to our Board expertise in finance, investment strategy and capital allocation, strategic transactions, financial reporting and accounting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Directors whose terms expire in 2025 (Class III)
William Crager Age 59
Mr. Crager serves as our Chief Executive Officer and has served as a member of our Board since March 2020. Previously, Mr. Crager served as our Interim Chief Executive Officer between October 2019 and March 2020, Chief Executive of Envestnet Wealth Solutions since January 2019, and President of Envestnet since 2002. Prior to joining us, Mr. Crager served as Managing Director of Marketing and Client Services at Rittenhouse Financial Services, Inc., an investment management firm affiliated with Nuveen Investments. Mr. Crager received a B.A. from Fairfield University where he majored in economics and now serves on the Fairfield Board of Trustees.
Mr. Crager’s qualifications to serve on our Board include his extensive senior executive experience in the financial services industry, having served in leadership roles at Envestnet since 2002. Mr. Crager brings to our Board expertise in financial services, wealth management, FinTech, digital transformation, operations and public company leadership.

Lauren Taylor Wolfe Age 44
Ms. Taylor Wolfe was appointed to our Board in March 2023. Ms. Taylor Wolfe is the co-founder and has served as the Managing Partner of Impactive Capital LP, an active impact investing firm, since its founding in April 2018. Prior to founding Impactive Capital LP, Ms. Taylor Wolfe served as Managing Director and Investing Partner at Blue Harbour Group, L.P., an investment management firm, from 2007 to January 2018. Earlier in her career, Ms. Taylor Wolfe served as a Portfolio Manager at SIAR Capital LLC, an investment firm specializing in undervalued and emerging growth companies, from 2003 to 2007, and as an Associate at Diamond Technology Partners, a strategic technology consulting firm, from 2000 to 2003.
Ms. Taylor Wolfe previously served on the board of directors of HD Supply Holdings, Inc., an industrial distributor, from March 2017 until it was acquired by The Home Depot, Inc. in December 2020. Ms. Taylor Wolfe has served on the 30% Club Steering Committee, an organization dedicated to increasing gender balance on boards and in executive leadership positions, from December 2016 to January 2019 and was an Angel member of 100 Women in Finance from 2016 to 2020. Ms. Taylor Wolfe earned a B.S. in Applied Economics and Management, magna cum laude, from Cornell University and an M.B.A. from The Wharton School at the University of Pennsylvania.
Ms. Taylor Wolfe’s qualifications to serve on our Board include her experience in the investment management industry. Ms. Taylor Wolfe brings to our Board expertise in capital allocation, finance and the perspectives of public company investors.

Barbara Turner Age 59
Ms. Turner was appointed to our Board in March 2023. She has more than 35 years of leadership experience in the financial services industry. Most recently, Ms. Turner was President and Chief Executive Officer of Ohio National Financial Services, Inc., the first woman and person of color to hold this role. During her 26 year tenure at Ohio National, Ms. Turner served as Vice Chair, Chief Operating Officer, Chief Administrative Officer and Chief Compliance Officer for Ohio National’s parent company and President and Chief Executive Officer of its broker-dealer and investment advisory subsidiaries. Previously, she held roles at Cox Financial Corporation, Reynolds DeWitt Securities, Provident Bank, and Central Trust Bank.
Ms. Turner is the Board Chair of the United Way of Greater Cincinnati and the incoming Board Chair of the Urban League of Greater Southwestern Ohio. She also serves on the board of The Christ Hospital Health Network. Ms. Turner previously served as Vice Chair of the Cincinnati USA Regional Chamber of Commerce, the Vice Chair of the insurance industry trade association LL Global (LIMRA) and on the Board of Directors of the American Council of Life Insurers.
Ms. Turner attended the University of Cincinnati and is a graduate of the SIFMA/Wharton Securities Industry Institute (SII) and the FINRA Institute at Wharton Certified Regulatory and Compliance Professional (CRCP) programs.
Ms. Turner’s qualifications to serve on our Board include her track record of exceptional leadership as a senior executive in the financial services industry. Ms. Turner brings to our Board expertise in financial services, compliance and information security, operations and leadership.

Departing Directors
Ross Chapin	Effective as of our 2023 Annual Meeting, Ross Chapin will retire from our Board. We extend our sincere gratitude to Mr. Chapin for his service as a director.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board of Directors
Overview
The Nominating and Governance Committee works with the Board on an annual basis to evaluate the Board as a whole and its individual members in light of the needs of the Board, including the extent to which the current composition of the Board reflects a wide-ranging mix of knowledge, experience, skills, viewpoints, tenures and backgrounds.
Diversity
We believe that Envestnet’s Board represents the varied and multifaceted nature of the business environment in which the Company operates. Envestnet is committed to diversity of gender, ethnicity and race. Currently, 60% of our Board members self-identify as female and/or from ethnically or racially diverse backgrounds.
Gender	Racial/Ethnic Diversity*	Tenure

*
Includes two current directors who self-identify as Black or African American and one current director who self-identifies as Hispanic or Latino.

Leadership
One of our Board’s key responsibilities is to determine an optimal leadership structure to provide effective oversight of management and operate a fully engaged, high-quality Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture. With this in mind, the Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.
The Company’s by-laws and Corporate Governance Guidelines do not require that the positions of Chairperson and CEO be separate, but rather permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairperson that it deems best for the Company. By retaining flexibility to adjust the Company’s leadership structure, the Board believes that it is best able to provide for appropriate management and leadership of the Company as circumstances warrant.
At present, the Board has determined that separating the positions of CEO and Chairperson is the most appropriate leadership structure for the Company. The Board believes that separating the positions allows our CEO to focus on strong executive leadership and the day-to-day operational, financial and performance matters vital to Envestnet’s business, and the Chairperson to focus on leading the Board in providing independent oversight of management. James Fox has served as an independent director since 2015 and as our Chairperson of the Board since March 30, 2020. The Chairperson’s responsibilities include, among other things: presiding over all meetings of the Board and executive sessions of the independent directors; presiding over meetings of shareholders; serving as a liaison between management of the Company and the Board; and discussing with the CEO agendas for Board meetings and information to be provided to the Board. Other responsibilities of the Chairperson are determined by the Board from time to time.
Structure
Our Board is divided into three classes with the terms of office of each class ending in successive years. Our by-laws provide for a minimum of five and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next annual meeting.
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Independence
Based on its most recent review, conducted in March 2023, our Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (“NYSE”): Mr. Aguilar, Mr. Chapin, Ms. Crowell, Mr. Fox, Ms. Lane, Ms. Mosley, Mr. Smith, Ms. Taylor Wolfe and Ms. Turner. Mr. Crager is not considered an independent director because he is our CEO. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and also determined, based on all known relevant facts and circumstances applicable to each individual director, that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.
In addition, our Board determined that Mr. Smith, Mr. Chapin, Mr. Fox and Ms. Taylor Wolfe, the members of our Audit Committee, satisfy the audit committee independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that Mr. Fox, Mr. Chapin, Ms. Crowell and Mr. Smith, the members of our Compensation Committee, satisfy the additional independence requirements for members of the compensation committee under the NYSE listing standards.
Our independent directors meet at regularly scheduled executive sessions without the participation of management. Mr. Fox, our Chair, is the presiding director for executive sessions of independent directors.
Committees
During 2022, our Board had five standing committees that perform certain delegated functions on behalf of the Board. The five standing committees are: an Audit Committee, a Compensation Committee, a Compliance and Information Security Committee, a Nominating and Governance Committee and a Strategy Committee.
	Luis Aguilar	Ross Chapin	William Crager	Gayle Crowell	James Fox	Valerie Mosley	Gregory Smith	Meetings Held in 2022
Audit Committee								5
Compensation Committee								7
Compliance and Information Security Committee								4
Nominating and Governance Committee								6
Strategy Committee								5
= Chair	= Member
Information in the table above reflects our committee meetings and Board composition as of and for the year ended December 31, 2022. Ross Chapin will retire as a member of the Audit Committee, Compensation Committee and Strategy Committee as of the 2023 Annual Meeting. Other changes to committee assignments since December 31, 2022 are described below under “—Committee Changes.”
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CORPORATE GOVERNANCE AND BOARD MATTERS
Audit Committee
2022 Members: Mr. Smith (Chair) Mr. Chapin Mr. Fox Committee Meetings held in 2022: 5
The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program, and the performance, qualification, and independence of the independent registered public accounting firm KPMG LLP.
Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent registered public accounting firm. No member of our Audit Committee currently serves on the audit committees of more than two public companies (including Envestnet). Our Audit Committee charter provides that if a member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board will determine if such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.
Only independent directors may serve on the Audit Committee. The Board has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the NYSE and the Exchange Act.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that each is an audit committee financial expert, as that term is defined under SEC rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”
Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG LLP, the Chief Financial Officer, the Principal Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; and compliance with our conflict of interest and Code of Business Conduct and Ethics policies.
At least quarterly in 2022, the Audit Committee met or had an opportunity to meet in executive session (i.e., without management present) with representatives of KPMG LLP to discuss the results of KPMG LLP’s work.
As of March 2023, Ms. Turner and Ms. Taylor Wolfe each joined the Audit Committee.

Compensation Committee
2022 Members: Mr. Fox (Chair) Mr. Chapin Ms. Crowell Mr. Smith Committee Meetings held in 2022: 7
The Compensation Committee is responsible for evaluating the performance of the CEO based on corporate goals and objectives and, with the other independent directors, sets the CEO’s compensation. The Compensation Committee also evaluates the performance of our senior management and determines executive compensation. Additionally, the Compensation Committee reviews and makes recommendations to the full Board regarding director compensation.
The Compensation Committee consults with the Nominating and Governance Committee and works with the CEO and Chairperson of the Board in the Nominating and Governance Committee’s review of succession planning for Envestnet’s CEO, Chairperson of the Board and, as deemed necessary, any other executive officers.
Only independent directors may serve on the Compensation Committee. The Board has determined that each member of the Compensation Committee satisfies the applicable compensation committee independence requirements of the NYSE.

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Compliance and Information Security Committee
2022 Members: Ms. Crowell (Chair) Mr. Aguilar Ms. Mosley Committee Meetings held in 2022: 4
The Compliance and Information Security Committee provides oversight of, and reviews, assesses and makes recommendations to our Board regarding, our regulatory compliance programs and information technology security framework.
A majority of the directors that serve on the Compliance and Information Security Committee must be independent. The current committee is comprised entirely of independent directors.
As of March 2023, Ms. Turner joined the Compliance and Information Security Committee.

Nominating and Governance Committee
2022 Members: Mr. Aguilar (Chair) Ms. Crowell Mr. Fox Ms. Mosley Mr. Smith Committee Meetings held in 2022: 6
The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board, and developing, assessing and recommending corporate governance guidelines. The Nominating and Governance Committee reviews at least annually the Company’s charitable giving, including the Envestnet Cares initiative. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and its committees in their self-evaluations. The Nominating and Governance Committee, in consultation with the Compensation Committee, reviews annually, or more often if appropriate, succession planning for Envestnet’s CEO, Chairperson of the Board and, as deemed necessary, any other executive officers.
A majority of the directors that serve on the Nominating and Governance Committee must be independent. Currently, the Nominating and Governance Committee is composed entirely of independent directors, as defined by the NYSE listing standards.
As of March 2023, Ms. Lane was appointed to the Nominating and Governance Committee, and Mr. Smith and Ms. Crowell no longer serve on the Nominating and Governance Committee.

Strategy Committee
2022 Members: Mr. Chapin (Chair) Mr. Crager Mr. Fox Mr. Smith Committee Meetings held in 2022: 5
The Strategy Committee reviews and provides guidance to the management team and the Board with respect to the Company’s strategic initiatives. The Strategy Committee reviews and makes recommendations to the Board regarding specific strategic initiatives, including acquisitions, divestitures, joint ventures, and strategic alliances. A majority of the directors that serve on the Strategy Committee must be independent.
As of March 2023, Mr. Smith replaced Mr. Chapin as the Chair of the Strategy Committee, and Ms. Crowell joined the Strategy Committee.

Committee Changes
Effective March 2023, Mr. Smith replaced Mr. Chapin as the Chair of the Strategy Committee, Ms. Crowell joined the Strategy Committee, Ms. Turner joined both the Audit Committee and the Compliance and Information Security Committee, Ms. Taylor Wolfe joined the Audit Committee and Ms. Lane joined the Nominating and Governance Committee. Also effective March 2023, Mr. Smith and Ms. Crowell will no longer serve on the Nominating and Governance Committee.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Responsibilities
Overview
Our Board oversees our business and monitors the performance of management. In addition to its more traditional business and management oversight responsibilities, the Board also monitors the Company’s activities and practices related to ESG matters, including climate-related risks and opportunities. The directors keep themselves up-to-date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
Meetings
Envestnet holds regular Board meetings that last approximately two days each. In addition, our Board holds an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. The Company provides our directors with the opportunity to attend continuing education programs.
The Board usually meets seven times per year in regularly scheduled meetings but will meet more often if necessary. From time to time, the Board holds telephonic sessions on various topics. During 2022, the Board met 15 times, including through telephonic sessions. All of our directors attended at least 75% of the aggregate number of meetings of the Board and the standing committees on which they served during the year ended December 31, 2022.
Recruitment, Nomination and Succession Planning
The Nominating and Governance Committee works with the Board on an annual basis to evaluate the Board as a whole and its individual members in light of the needs of the Board, including the extent to which the current composition of the Board reflects a wide-ranging mix of knowledge, experience, skills, viewpoints, tenures and backgrounds. In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources, including in partnership with external search firms. When reviewing candidates’ qualifications, the Nominating and Governance Committee considers the relevance of their experience and background as well as their independence, judgment, understanding of our business or related industries, education and professional background (including current employment and other board memberships), reputation for integrity and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our Company. Among other things, the Nominating and Governance Committee considers relevant experience in financial services, investment management, technology, public company leadership, accounting, financial reporting, cybersecurity, compliance and strategic planning to be particularly relevant to the Board and the Company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through exercise of sound judgment, using its diversity of experience. The Nominating and Governance Committee also engages a third-party consultant to assist in the review and evaluation of potential nominees. In addition, the Board believes that it is important that the Board members represent a diverse mix of viewpoints and that the skills and backgrounds collectively represented on the Board should reflect the varied and multifaceted nature of the business environment in which the Company operates. Although the Board does not have a specific policy regarding diversity, the Board takes into account, and any search firm engaged to assist in identifying candidates for nomination to the Board is directed to take into account, these attributes and the current composition of the Board.
With regards to the three directors appointed in March 2023, the Nominating and Governance Committee initially identified Ms. Turner as a potential candidate for consideration, and Impactive Capital LP, a 7.6% shareholder of Envestnet, initially identified Ms. Taylor Wolfe and Ms. Lane as potential candidates for consideration. See “Corporate Governance and Board Matters—Cooperation Agreement with Impactive.” The Nominating and Governance Committee evaluated and discussed each of the three candidates before recommending them to the full Board.
In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee consider numerous factors, such as the individual’s general understanding of marketing, finance and
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other disciplines relevant to the success of a publicly traded company; performance as a member of the Board; understanding of the Company’s business; education and professional background, including current employment and other Board memberships; reputation for integrity; diversity contributed to the Board in terms of gender, race, ethnicity, age, religion, sexual orientation, geographic representation and any other personal attributes considered relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors with a breadth and depth of knowledge, experience, skills, viewpoints and backgrounds to best advance the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board.
Once the Nominating and Governance Committee selects qualified candidates and reviews its recommendations with the Board, the Board decides whether to nominate the person for election to the Board. Elections typically occur at our annual meeting but, upon the recommendation of the Nominating and Governance Committee, the Board may approve additions to the Board between annual meetings.
In connection with its self-evaluation described below under “—Director Self-Evaluations,” the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above-described standards specified by the Company’s Corporate Governance Guidelines. See each nominee’s and director’s biography in this proxy statement for a description of the specific experience that each such individual brings to our Board.
Succession planning is a priority for the Board and Company management, with the objective of having a pipeline of diverse leaders for today and the future. To achieve this objective, the Board and management take a proactive approach. We have established a disciplined talent management and succession planning process at the senior level, and we have in place both an emergency and a non-emergency succession plan for the CEO and Chairperson of the Board. The Board works with a third-party consultant to assist with succession planning.
The Nominating and Governance Committee, in coordination with the Compensation Committee, annually reviews the succession plan for the CEO and Chairperson of the Board upon retirement, death or disability. The Nominating and Governance Committee’s review of the succession plan for the CEO is followed by discussion with the non-executive directors of the Board led by the Chairperson of the Board. The Nominating and Governance Committee, in coordination with the Compensation Committee, also annually reviews the succession plan for such other executive officers as the Committee deems appropriate to safeguard continuity in Envestnet’s management, which is then discussed with the full Board. These processes enable the Board to address both long-term planned occurrences, such as retirement or change in roles, as well as short-term unexpected events. The Nominating and Governance Committee also annually reviews its Board refreshment and service length processes as part of its formal director self-evaluation process, described in more detail in the section herein entitled “—Director Self-Evaluations.”
Risk Oversight
Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise-wide approach to risk management that is designed to support our business plans within established levels of acceptable risk tolerances. A fundamental part of risk assessment and risk management involves not only understanding key enterprise risks’ likelihood of occurrence, potential impact and management’s initiatives to mitigate those risks, but also understanding what constitutes an appropriate level and tolerance of risk appropriate for our Company. The Board regularly considers our risk profile, including during their annual review and approval of our business plan. The involvement of the Board in setting our business strategy is a key component of its assessment of management’s risk tolerance and also its determination of an appropriate overall level of risk for our Company. Committees of the Board oversee certain risks and the management of such risks relevant to their respective committee charter. The entire Board is regularly informed through committee reports and management presentations about such risks. Any risks that may arise related to ESG matters are overseen by our full Board.
The Audit Committee of the Board reviews our policies and practices with respect to risk assessment and risk management and discusses with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.
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The Compensation Committee assesses our executive compensation programs annually to ascertain any potential material risks related to compensation policies and practices. In conducting this assessment, the Compensation Committee focuses on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.
The Compensation Committee determined that our compensation programs, policies and practices are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. The Compensation Committee further determined that the Company’s policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our Company.
The Nominating and Governance Committee manages risks associated with general corporate governance and succession planning.
The Compliance and Information Security Committee reviews potential risk related to regulatory compliance requirements and reviews and assesses our regulatory compliance programs. The Compliance and Information Security Committee also reviews cybersecurity risk, and reviews and assesses our information technology security framework.
Director Self-Evaluations
The Board and each committee of the Board conduct a formal annual self-evaluation to assess the business skills, experience, and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from directors and discusses the input with the full Board and oversees the self-evaluation process. The self-evaluation focuses on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve. The self-evaluation may be in the form of written or oral questionnaires or interviews and is conducted by a third party. Each year the Nominating and Governance Committee discusses and considers the appropriate approach and approves the form of the self-evaluation.
The results of the self-evaluation are reviewed by the Nominating and Governance Committee and shared with the full Board. Any recommendations for improvement are reviewed by the full Board and appropriate plans are initiated by the Board to address such recommendations.
Continuing Education
We expect our directors to be well-informed about the Company’s business, the competitive landscape in which the Company operates and issues currently affecting the Company, the wealth, investment management and technology industries, matters of corporate governance and the broader economy. Because our Board believes that ongoing director education is important to the development of best practices and helps directors fulfil their fiduciary duties to the Company’s shareholders, directors are encouraged to participate in continuing education programs.
Our Corporate Governance Framework
Overview
In exercising its fiduciary duties, the Board is committed to strong corporate governance, as reflected through its policies and practices. We review annually, internally and with the Board, the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. Envestnet has adopted Corporate Governance Guidelines that provide the framework for the Board’s governance and cover issues such as the Board’s purpose, director qualification standards (including independence), director responsibilities, executive sessions and Board self-evaluations. The Board reviews regularly our policies, practices and processes in the context of current corporate governance trends, shareholder feedback, regulatory changes and recognized best practices and revises such policies when appropriate. Each of Envestnet’s Board committees, which include the Audit, Compensation, Nominating and Governance, Compliance and Information Security and Strategy
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Committees, has adopted a charter defining their respective purposes and responsibilities. Additionally, we require compliance with our Code of Business Conduct and Ethics policy, applicable to all of our employees and directors.
Copies of our governance documents, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and each committee charter, are available on our website located at www.envestnet.com under “Investor Relations—Governance—Governance Documents” or may be requested by contacting our Corporate Secretary via telephone at (312) 827-2800, facsimile at (312) 621-7091 or e-mail at corpsecy@envestnet.com. Our website address is provided as an inactive textual reference only; the information provided on or accessible through our website is not part of this proxy statement.
Related Party Transaction Policies and Procedures
Our Board has adopted a written policy regarding review and approval of any Related Party transactions. This policy applies to any transaction, arrangement or relationship in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 annually and in which any director, executive officer, 5% or greater shareholder or certain other related parties or entities (each, a “Related Party”), has a direct or indirect material interest. We refer to these transactions as “Related Party Transactions.” Under the policy, the Audit Committee must approve all Related Party Transactions proposed and, if appropriate, ratify any such transaction previously commenced and ongoing. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum. In its evaluation, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:
■
The benefits to us of the proposed Related Party Transaction;

■
The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer;

■
The creation of an actual or apparent conflict of interest;

■
The availability of other sources for comparable products or services;

■
The terms of the proposed Related Party Transaction;

■
The Related Party’s interest in the transaction; and

■
The terms available to unrelated third parties or to employees generally.

The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.
The following types of transactions do not require approval or ratification under this policy:
■
Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

■
Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

■
Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

■
Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from us;

■
Compensation arrangements of any named executive officer that are reported in our annual meeting proxy statement and compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executive officer were a named executive officer;

■
Director compensation arrangements that have been approved by the Board and that are reported in our annual meeting proxy statement;

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■
Transactions with an entity and its affiliates that is considered a Related Person solely because the entity has reported beneficial ownership of more than 5% of Envestnet’s common stock on a Schedule 13G if the entity is a bank, broker or dealer, insurance company, investment adviser, investment company or other entity that qualifies to report its ownership on Schedule 13G, provided that such transaction is (i) in the ordinary course of business of each of the parties and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates; and

■
Such other exceptions as may be set forth in Item 402(a) of Regulation S-K.

Related Party Transactions
From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, with whom we conduct business in the ordinary course on an arm’s length basis, become beneficial owners of 5% or more of our common stock through the aggregation of holdings of their affiliates and/or on behalf of other beneficial owners for whom they act as investment advisor or investment manager. We engaged in the transactions described below with shareholders or their affiliates that owned more than 5% of our common stock at the time of the transaction and with other related parties, and we may continue to transact similar business during 2023.
BlackRock, Inc. and its subsidiaries (“BlackRock”) –  In 2022, we paid BlackRock approximately $3,730,000 for use of various BlackRock investment models and strategies, pursuant to pre-existing model licensing and asset management agreements, and for a license to use of its Aladdin wealth platform. The fees for use of the investment models and strategies are borne by the advisors and clients, with Envestnet acting as a conduit for the payment.
Pursuant to the model license and asset management agreements, our subsidiary Envestnet Asset Management received from BlackRock various investment model and portfolio maintenance fees, and other data analytics fees totaling approximately $70,000 in 2022. In 2022, BlackRock paid our subsidiary Yodlee approximately $1,570,000 under a pre-existing data license agreement. BlackRock paid Envestnet approximately $250,000 in sponsorship and events fees in 2022.
Vanguard Group, Inc. and its subsidiaries (“Vanguard”) –  In 2022, Vanguard paid our subsidiary Yodlee approximately $1,440,000 for data aggregation, account verification and technology services, pursuant to a pre-existing master application service provider agreement. In 2022, Vanguard paid to our subsidiary, Envestnet Asset Management, various investment model maintenance and data analytics fees totaling approximately $100,000. Vanguard paid Envestnet approximately $40,000 in sponsorship and events fees in 2022.
JPMorgan Chase & Co. and its subsidiaries (“JPMorgan”) –  In 2022, we paid JPMorgan approximately $1,690,000 for use of various JPMorgan investment models and investment strategies, pursuant to pre-existing model licensing and asset management agreements. The fees for use of the investment models and strategies are borne by the advisors and clients, with Envestnet acting as a conduit for payment. JPMorgan acted as one of the joint-book running managers of our offering of $575,000,000 aggregate principal amount of 2.625% Convertible Notes due 2027 (the “Convertible Notes”) in November 2022 and received $2.9 million in underwriting discounts. In connection with our issuance of the Convertible Notes, we entered into privately negotiated capped call transactions with certain of the initial purchasers of the offering or affiliates thereof, including JPMS, and paid JPMS approximately $20 million. In 2022, we paid JPMorgan approximately $1,270,000 in connection with the termination of a pre-existing financial advisory agreement.
In 2022, Yodlee received approximately $6,350,000 from JPMorgan for data aggregation, account verification and technology services pursuant to a pre-existing master application service provider agreement. In 2022, Envestnet, including its subsidiaries, received approximately $12,400,000 for financial planning solution licensing fees and related professional services, sub-advisory and technology fees, and retirement solutions license and service fees. Pursuant to these agreements, Envestnet Asset Management received from JPMorgan various investment model and portfolio maintenance fees and data analytics fees in 2022. JPMorgan paid Envestnet approximately $40,000 in sponsorship and events fees in 2022.
Upward Wealth – In 2022, our Yodlee subsidiary performed $140,250 in professional services for Upward Wealth Inc. (d/b/a BrightUp) (“BrightUp”) for the implementation of Yodlee’s Fastlink 4 service, and implementation and consulting through Yodlee’s Insights service. BrightUp is a company founded by Valerie Mosley, one of our
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directors, to democratize financial wealth-building and personal well-being through providing financial advice to historically underserved markets, including low income and minority investors. Additionally, pursuant to a pre-existing master application service provider agreement with Yodlee, BrightUp paid $81,000 for data aggregation, account verification and technology services. The terms of the master application service provider agreement were originally reviewed and approved by our Audit Committee in 2020 under the procedures described above under “—Related Party Transaction Policies and Procedures.”
Restrictions on Short-Term Speculative Transactions and Hedging
We consider it improper and inappropriate for directors, officers, employees, and temporary contract workers (whom we refer to as “covered persons”) to engage in short-term or speculative transactions in our securities. Consequently, we have adopted a policy that prohibits covered persons from engaging in short sales of our securities (sales of securities that are not then owned), including “sales against the box” (sales with delayed delivery) and in transactions in publicly traded options on our securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market. We also only allow “standing orders” for a brief period of time.
Furthermore, we believe that certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, may result in a misalignment of our interests and the interests of covered persons. Accordingly, we have adopted a policy that prohibits hedging transactions and all other similar forms of monetization transactions. For purposes of this policy, hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or engaging in any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.
Margin Accounts and Pledging
Envestnet’s current policy permits covered persons to hold our securities in margin accounts and pledge our securities in limited circumstances to strike an appropriate balance between the ability of covered persons to manage their financial affairs with the potential adverse impact to shareholders and the Company that could result from the pledging of a significant number of Company securities by covered persons. Covered persons are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless the covered person clearly demonstrates the ability to repay any obligations arising under the margin account or any loan without resorting to the securities held in the margin account or pledged securities in the case of a loan. We believe that a complete ban on pledging could discourage our executive officers, directors and other covered persons from owning significant levels of Envestnet securities, which we believe would negatively affect shareholders.
Envestnet securities may constitute a significant portion of our officers’ and directors’ personal assets. As a result, situations may arise in which using Envestnet securities as collateral for financial obligations or holding Envestnet securities in a margin account is a preferable means of obtaining liquidity than solely through decreased security ownership. Absent the ability to pledge Envestnet securities in this manner, an officer or director may be forced to sell shares, which is not in our shareholders’ best interests. An absolute prohibition on pledging could create a disincentive for our officers and directors to hold substantial amounts of Envestnet securities for long time periods. Although securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a covered person fails to meet a margin call or by the lender in foreclosure if the covered person defaults on the loan, we believe that our policy’s requirement that the covered person demonstrate the ability to repay any obligations arising under the margin account or any loan both effectively mitigates the risk that forced sales of pledged shares could prompt a broader sell-off or further depress a declining stock price and provides our officers and directors with reasonable flexibility to use their Envestnet securities as collateral and liquidity, encouraging retention of substantial ownership of our securities.
Code of Business Conduct and Ethics
We are committed to upholding ethical standards in all of our corporate and business activities. The Company has long maintained the “Code of Business Conduct and Ethics,” which sets forth the values, principles and business practices that guide the business conduct of Envestnet, as discussed further below in the section entitled “Environmental, Social and Governance—Promoting Strong Corporate Governance—Code of Business Conduct and Ethics.”
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CORPORATE GOVERNANCE AND BOARD MATTERS
Shareholder Engagement
Our Board is committed to acting in the best interests of the Company’s shareholders, and views ongoing dialogue with shareholders as a critical component of the Company’s corporate governance program. Our Board believes such ongoing dialogue promotes transparency, improves understanding of shareholder perspective and increases accountability. We maintain an active and broad-based shareholder outreach program, communicating with and seeking input from shareholders on issues of importance to them, including a variety of topics related to our corporate governance practices, executive compensation, ESG matters and business strategy.
Throughout 2022, the Company conducted extensive engagement with investors, including proactively contacting the Company’s top institutional shareholders inviting them to dialogue with us and provide feedback on Envestnet’s corporate governance policies and practices, holding regular conversations with investors and prospective investors, both after earnings and news releases and on an ongoing basis, and attending investor conferences, road shows and other industry events where we had opportunities to engage with current and potential investors.
These ongoing shareholder engagement efforts have allowed our Board to better understand shareholder perspectives and hold productive and informative discussions on a variety of topics, including corporate governance, environmental and human capital matters, executive compensation, financial performance and company strategy.
Shareholder Recommendations and Nominations of Director Candidates
The Nominating and Governance Committee will consider a shareholder’s recommendation for directors by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. To have a director recommendation evaluated by the Nominating and Governance Committee, a shareholder should provide timely notice of its recommendation with the biographical and background materials set forth in Section 5.2 of our by-laws related to director nominations. Shareholder recommendations for directors should be mailed to: Corporate Secretary, Envestnet, Inc., 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312. No person recommended by a shareholder will become a Company nominee for director and be included in the Company’s proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.
If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 5.2 of our by-laws, which requires, among other things, notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of shareholders. For more information, see the section entitled “Shareholder Proposals for 2024 Annual Meeting.”
Communicating with the Board
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairperson of the Board, the Chair of any Board committee, or any other director may send written communications to the Board by email at corpsecy@envestnet.com or by mail c/o Corporate Secretary, 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312. Communication with the Board may be anonymous. The Secretary will forward all communications addressed to the Board, to the Chair of the Audit Committee or the Chair of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.
Cooperation Agreement with Impactive
On March 27, 2023, Envestnet entered into a cooperation agreement (the “Cooperation Agreement”) with Impactive Capital LP and Impactive Capital Master Fund LP (together with their respective affiliates, “Impactive”). Pursuant to the Cooperation Agreement, among other things, the Board appointed Ms. Taylor Wolfe and Ms. Lane as directors of the Company effective upon entry into the Cooperation Agreement, and also added Ms. Taylor Wolfe to the Audit Committee and Ms. Lane to the Nominating and Governance Committee. The Cooperation Agreement provides for certain director replacement rights, pursuant to which the Board and Impactive have
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agreed to cooperate to select a mutually acceptable independent replacement director (pursuant to the listing standards of the New York Stock Exchange) in the event Ms. Lane ceases to serve as a director prior to Envestnet’s 2024 Annual Meeting. Impactive has agreed to abide by certain voting commitments and standstill restrictions, and the Board has agreed to put forth for shareholder consideration a customary proposal to declassify the Board at Envestnet’s 2024 Annual Meeting. The Cooperation Agreement also contains customary mutual non-disparagement provisions. Subject to certain exceptions set forth in the Cooperation Agreement, the Cooperation Agreement will remain effective until the later of Envestnet’s 2024 Annual Meeting and 60 days after the date on which Ms. Taylor Wolfe is no longer a member of the Board. A summary of the Cooperation Agreement was included in a Form 8-K filed by the Company with the SEC on March 28, 2023, and the full Cooperation Agreement was filed as an exhibit to that filing.
Indemnification of Directors and Executive Officers
We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by-laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.
Director Compensation
Our Board believes that compensation paid to non-employee directors should be competitive with our peers, align the long-term interests of our directors with those of our shareholders and enable us to attract and retain individuals of the highest quality and expertise to serve on our Board. The Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually. The Board evaluates these recommendations and makes a final determination on the compensation of our directors.
For fiscal year 2022, our non-employee directors received an annual retainer of $215,000. Directors received $50,000 of the annual retainer in cash and the remaining $165,000 in restricted stock units. The non-employee members of the Board are also entitled to the following additional annual retainers: $90,000 for the Chair of the Board; $30,000 for the Lead Director, if applicable; $25,000 for the Chair of the Audit Committee; $20,000 for the Chairs of the other committees; and $10,000 for all non-Chair committee members for each committee on which they serve. In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $1,000 for telephonic attendance or $5,000 for in-person attendance for each Board and standing committee meeting attended that exceeds the number of meetings contemplated in the annual retainer (“additional meeting fees”). Any such additional annual retainer amounts and additional meeting fees paid to a director for serving on a committee as a Chair or as a member are paid 25% in cash and 75% in restricted stock units. All non-employee directors receive an initial equity grant of $100,000 of restricted stock units upon joining the Board, which fully vest on the first anniversary of the grant date.
Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31st for the amounts earned during the previous year and fully vest on the first anniversary of the grant. All equity grants to our non-employee directors are made pursuant to the Envestnet, Inc. 2010 Long-Term Incentive Plan (“2010 Long-Term Incentive Plan”). We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees.
Minimum Stock Ownership Guidelines
To align the interests of the non-employee members of our Board with the long-term interests of our shareholders, all non-employee directors must maintain an ownership level in our common stock equal to or greater than $300,000. Unvested RSUs and vested stock options held by directors count toward meeting required ownership levels. Directors have four years from the date that they become directors to come into compliance with the ownership guidelines. As of the record date, all of our non-employee directors are in compliance with our stock ownership guidelines.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors in 2022. Mr. Crager, our CEO, receives no additional compensation for his service as a director.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Luis Aguilar	60,000	195,000	255,000
Ross Chapin	63,250	204,750	268,000
Gayle Crowell	62,250	201,750	264,000
James Fox	88,750	281,250	370,000
Valerie Mosley	57,250	186,750	244,000
Gregory Smith	67,500	217,500	285,000

(1)
Represents the aggregate cash portion of annual retainers, Board Chair retainer, committee Chair retainers, member committee fees and additional meeting fees, as applicable.

(2)
Restricted stock unit awards were granted on February 28, 2023, with a fair market value of $62.51 per share. The amounts reported represent the aggregate grant date fair value during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718 (“ASC 718”). Under ASC 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award.

Outstanding Equity Awards
As of December 31, 2022, the following equity awards were outstanding for each non-employee director in 2022:
Luis Aguilar	1,745	Options
	2,252	Restricted Stock Units
Ross Chapin	23,192	Options
	2,312	Restricted Stock Units
Gayle Crowell	1,745	Options
	2,352	Restricted Stock Units
James Fox	8,082	Options
	3,275	Restricted Stock Units
Valerie Mosley	—	Options
	2,152	Restricted Stock Units
Gregory Smith	8,038	Options
	2,573	Restricted Stock Units
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Environmental, Social and Governance
Overview
Envestnet is committed to integrating environmental, social and governance factors into our actions to help create long-term value for our shareholders, employees and the communities in which we operate. Envestnet is also committed to offering sustainable investment products and promoting tools for financial wellness that are accessible and inclusive. We believe in being a positive economic force, a responsible citizen in our communities and a mindful steward of the resources we consume. These principles are grounded in a single ultimate aspiration that guides us and inspires us to move forward: making financial wellness a reality for everyone and building a company that strengthens the communities we serve for generations to come.
Additional information on our environmental and social responsibility practices appears on our website. Information contained on the website is not incorporated by reference into this proxy statement or any other report we file with the SEC. Additional information on our engagement with shareholders appears below under the section “Executive Compensation Design—Shareholder Engagement.”
Commitment to the Environment
Envestnet recognizes that a healthy, sustainable future requires environmental stewardship, and is committed to being mindful of the resources we consume. Envestnet operates in a relatively low-carbon industry and recognizes that our most significant opportunity to reduce environmental impact is through our office locations. In 2022, we made further progress toward our long-range plan to reduce the Company’s energy usage and carbon emissions by allowing most of our workforce to work remotely, supporting flexible work schedules and reducing our real estate footprint by 30%. We encourage our employees to respect the environment. To reinforce this message, we promote waste reduction and recycling efforts. We continue to explore ways to further improve operational effectiveness and decrease our energy usage and carbon emissions.
Social and Human Rights Statement
Envestnet conducts our business in a responsible manner for our communities, our employees, our advisors and their clients. The Company endeavors to support the basic rights of all individuals, observe fair and ethical labor practices and provide meaningful opportunities for development for our employees, promote giving back to the communities where we live and work and offer access to responsible investing.
Developing the Future of Financial Wellness
Envestnet is committed to developing financial literacy and an understanding of the financial services industry through various initiatives and partnerships, including the Envestnet Institute on Campus, Envestnet | MoneyGuide University Program, the Envestnet Scholarship Program (through EIOC) and Envestnet Education Initiative with EVERFI.
The Envestnet Institute on Campus
EIOC is a program for university students designed to bridge the gap between academic knowledge and the application of this knowledge in the Wealth and Asset Management industries. Many of our employees have graduated from this key Learning and Development program. As of December 2022, the curriculum is offered at 52 schools, including Historically Black Colleges and Universities such as Delaware State University. The program includes mentoring, job placement, and financial education initiatives. Over 6,700 students have completed the program, averaging an approximate 72% completion rate. More than 2,400 women and over 2,000 students of color have completed the program. EIOC continues to support job and internship placements through its résumé database, which contains over 3,500 résumés for employers seeking workforce-ready employees for internships and entry-level positions.
Envestnet | MoneyGuide University Program
In addition, through the Company’s Envestnet | MoneyGuide University Program, we partner with over 100 universities and colleges to incorporate technology into their financial planning programs by providing free access
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ENVIRONMENTAL, SOCIAL AND GOVERNANCE
to MoneyGuide’s software platform. In 2022, over 5,000 students used this financial planning software to gain practical experience and hands-on practice.
The Envestnet Scholarship Program (through EIOC)
Envestnet has partnered with the Center for Financial Planning (“CFP”) on this endeavor as part of its Envestnet Institute on Campus program. Scholarships are offered to qualified individuals seeking to complete a CFP Board-Registered Certificate Program, which then qualifies the student to sit for the CFP® certification exam. Scholarships are offered to qualified individuals who can demonstrate financial need and are from underrepresented populations within the financial planning profession and academia. In 2022, the Envestnet Scholarship issued 21 new scholarship awards totaling over $125,000.
Envestnet Education Initiative with EVERFI
Envestnet supports EVERFI, Inc., whose mission is to leverage scalable technology to build innovative, impactful education networks that empower people and transform communities. Envestnet supports EVERFI’s efforts to help teachers, schools, and districts bring real-world skills to students. This partnership supports students ranging from 3rd to 12th grade at no cost to individual schools or school districts in states with principal Envestnet office locations. In the 2021-2022 school year, Envestnet’s grant brought financial education curricula to 26 schools, reaching over 1,000 students with over 900 hours of learning. Envestnet expanded its sponsorship to include seven additional schools, all located in the Greater Raleigh, North Carolina area, in the 2022-2023 school year.
Foundation for Financial Planning
Envestnet partners with the Foundation for Financial Planning (“FFP”) to help make financial wellness possible for everyone. FFP is the nation’s leading charity dedicated to advancing pro bono financial planning for at-risk populations including active military members, wounded veterans, people with serious medical diagnoses, seniors and family caregivers, low-income individuals, domestic violence survivors and many more. With the help of Envestnet and other donors, FFP has reached approximately 84,000 people in need through workshops, webinars and one-on-one financial planning sessions.
Responsible Investing
Providing access to sustainable investment products and services is an important component of our financial wellness ecosystem, and a key element in building intelligent financial lives. Envestnet is committed to building an end-to-end sustainable investing solution set, with tools embedded into advisor workflows, empowering them to more comprehensively view alignment of client portfolios with sustainable investment preferences. We offer a wide range of capabilities, including portfolio analytics, investment solutions, manager research, overlay technology, reporting, education and thought leadership.
Envestnet is a signatory to the United Nations Principles for Responsible Investment (“PRI”), further demonstrating our dedication to responsible investing. The PRI works to create more sustainable capital markets by encouraging responsible investment practices through incorporation of ESG factors into decision-making and operations. We believe that adoption of the PRI principles as a framework for our consideration of ESG factors, where consistent with our fiduciary responsibilities, will improve our ability to meet commitments to beneficiaries as well as better align our investment activities with the broader interests of society.
Supporting Our Communities
Envestnet is committed to strengthening our communities and empowering employees to make a positive impact. Envestnet fosters community engagement by encouraging employee support through both charitable and volunteer activities. Our charitable focus embraces education, financial literacy and helping those in need in the communities where we work and live. We achieve these goals through dedication to our Envestnet Cares initiative, multiyear partnerships through our Signature Impact initiatives, annual giving to organizations highlighted by employees and multiplying the generosity of employees through a donation matching program. In 2022, Envestnet donated approximately $1.3 million to over 550 organizations.
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Envestnet Cares
The Envestnet Cares program empowers our employees to engage in their local communities with paid time off for volunteer activities, charitable donation matching, and partnerships with several non-profit organizations. U.S. employees receive a match up to $3,000 annually as well as increased match and limits for special match campaigns. In 2022, Envestnet matched employee charitable gifts to approximately 500 organizations. Envestnet made charitable contributions to over 40 other organizations that are important to our employees and the communities in which they live. In 2022, our employees received three paid volunteer days for use when volunteering for a non-profit organization of their choice during the workweek, or as part of a Company-organized volunteering event. As part of this program, Envestnet employees volunteered a total of over 4,500 hours.
Signature Impact
Signature Impact initiatives are focused on fostering long-term partnerships with charitable organizations in the communities where we do business. Long-term commitments provide a more predictable source of funding for our charitable partners. By focusing our charitable giving we can have a more meaningful and lasting impact on charities that support education, financial literacy, and people in need. In addition to our relationships with CFP, FFP and EVERFI, we have relationships with the several other organizations helping our communities. Our additional Signature Impact Partners include Project HOME, The Southern Poverty Law Center, Americares, Opportunity International and Water.org.
Project HOME’s mission is to empower adults, children and families to break the cycle of homelessness and poverty, to alleviate the underlying causes of poverty, and to enable all of us to attain our fullest potential as individuals and as members of the broader society.
The Southern Poverty Law Center is a catalyst for racial justice in the South and beyond, working in partnership with communities to dismantle white supremacy, strengthen intersectional movements, and advance the human rights of all people.
Americares is a health-focused relief and development organization that saves lives and improves health for people affected by poverty or disaster. Each year, Americares reaches 85 countries on average, including the United States, with life-changing health programs, medicine, medical supplies and emergency aid. Americares is one of the world’s leading nonprofit providers of donated medicine and medical supplies.
By providing financial solutions and training, Opportunity International empowers people living in poverty to transform their lives, their children’s futures, and their communities. Their vision is a world in which all people have the opportunity to achieve a life free from poverty, with dignity and purpose.
Water.org is an international nonprofit organization that has positively transformed more than 51 million lives around the world with access to safe water and sanitation through affordable financing. Founded by Gary White and Matt Damon, they have been pioneering market-driven financial solutions to the global water crisis for 30 years, giving women hope, children health, and families a future.
Supporting Our Employees
At Envestnet, we understand that developing and supporting our employees, promoting inclusion and diversity and fostering a work environment in which all individuals are treated with respect and dignity are critical to our mission. In order to attract and retain top talent, Envestnet provides competitive base pay and recognizes exceptional work in many ways, including rewards such as annual bonus consideration and long-term equity incentive grants.
We offer a comprehensive suite of benefits designed to support the professional and personal well-being of our employees. Envestnet’s programs and benefits include, among others, health, dental and vision insurance, life insurance, medical and dependent care flexible spending account, short- and long-term disability, accidental death and dismemberment insurance, a 401(k) plan with company matching, student debt repayment, college scholarship plans for employees’ children, adoption assistance, a parental stipend for parents with children under age six, discount programs, paid time off (including volunteer days and parental leave for the birth or adoption of a child), military leave with pay differential, pet benefits, a Wellness Program and an Employee Assistance Program.
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ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Envestnet further demonstrates our commitment to supporting and developing our employees through learning and development opportunities to help employees perform at their best and enjoy fulfilling careers, including online training courses, tuition and certification reimbursements, and mentorship programs.
Promoting Diversity and Inclusion
At Envestnet, we believe fostering a diverse, inclusive, and accessible organization makes us more successful and is inherent to the way we do business every day. A diverse and inclusive environment encourages innovation, creativity, and productivity, and results in better products, services and outcomes for our clients. We are committed to hiring, developing, and retaining employees irrespective of their race, ethnicity, gender identity or expression, sexual orientation, background, or location.
We nurture and promote our vision for diversity, inclusion and equity through a variety of programs internal to Envestnet as well as leveraging external knowledge and resources to achieve the best outcomes possible for our employees, including through the following activities:
■
To create the foundation for the culture we want, our Employee Resource Groups (“ERG”) offer a safe space for employees to relate to each other, hear other perspectives and gain insights into solutions and opportunities.

■
Envestnet Bridges, which was our first employee resource group, continues to offer monthly conversations on topical issues regarding race and individualism, ongoing educational resources and training on inclusive topics such as “Allyship, Understanding Language, and Racism: Why Your Story Matters.”

■
In 2019, Envestnet launched Women’s Initiative Network (WIN) to better understand how we can use our internal strengths and experiences to help women develop to their fullest potential. While our commitment to diversity and inclusion has not changed, we have updated our mission to expand how we think about all women and to support their journey through the workplace and life. To support this purpose, Envestnet announced an expanded organization—Harbor. Harbor aims to support all women in challenging stereotypes, tackling the advancement ceiling, and navigating the path to their futures.

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Envestnet’s Diversity, Equity and Inclusion Executive Council, which is comprised of senior leaders who actively guide and champion DEI initiatives across four pillars—training, workforce diversity, professional development, and community impact, meets monthly to talk through challenges and opportunities.

■
Envestnet’s IDEAS Council is an employee-led counsel that is a forum for our ERG efforts, providing guidance, perspective and continuity to better promote a welcoming environment focused on workplace diversity and inclusion.

■
In order to ensure that our employees have the training and development necessary to our culture and commitment to DEI, every employee must participate in a half-day live DEI training, as well as a broader learning path on LinkedIn Learning. This training is available to all Envestnet employees with courses ranging from Unconscious Bias and Privilege to Dealing with Internalized Microaggression.

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As part of our work to provide our employees with the support needed, we created and provided a Gender Transitioning & Gender Affirmation in the Workplace guide that is part of our internal Employee Handbook, helping to create a respectful workplace for all members of our community, including those of all gender identities and expressions.

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Our approach to development includes a number of internal programs which leverage peer-coaching and support—most recently our Global Mentoring Program paired women in India and the U.S. to further develop leadership skills and strengthen internal connections.

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We have supported the Black Wharton Undergraduate Association at the University of Pennsylvania as a Silver Donor.

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We have continued our partnership with the Greenwood Project, which connects Black and Latinx students to internships within the financial services industry.

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We have partnered with the University of Delaware Women’s Leadership to launch two successful virtual cohorts in 2021 to help female students advance in their leadership journey; this work continued into 2022.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE

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We continue to focus on the importance of a diverse candidate pool that offers a variety of skills and abilities for our organization. All Envestnet recruiters are Certified Diversity Recruiters (“CDR”) which ensures we use effective diversity and inclusion talent acquisition practices. When using external recruiting resources in 2022, we added diverse national partners and educational institutions.

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The Envestnet Delegates Program (“EDP”) focuses on finding high performing/high potential employees and providing these individuals with development opportunities and increased access to leaders, information, and training. The EDP participants are our next generation leaders, and this is one way Envestnet continues to promote and support our diverse employees in their career progression.

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Envestnet became the inaugural ambassador for Money Management Institute, an organization with a mission to prepare underrepresented talent for the FinTech industry.

Promoting Strong Corporate Governance
Envestnet is committed to the long-term success of our business, as well as our shareholders, customers and employees, through strong corporate governance and ethical business practices. Every Envestnet employee is expected to embody our values at every level of the organization. One of the ways we create an organization that is respectful, ethical and accountable is through our Code of Business Conduct and Ethics (“Code of Conduct”) and related Whistleblower Policy.
Code of Business Conduct and Ethics
The Code of Conduct is applicable to all directors, officers and employees, and serves as an ethical compass and sets forth basic principles to guide day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws and the Foreign Corrupt Practices Act of 1977, and reporting illegal or unethical behavior. The Code of Conduct also sets forth Envestnet’s firm commitment to equal opportunity and treatment for employees in all aspects of employment, a work environment in which all individuals are treated with respect and dignity and intolerance of discrimination or harassment of any kind. Our commitment to diversity, equity and inclusion reflects an understanding and acceptance of diverse points of view, abilities, backgrounds and experiences. This commitment applies to every aspect of our business, and we firmly stand against discrimination and harassment of any type without regard to race, color, religion, age, national origin, disability status, genetics, protected veteran status, sexual orientation, gender identity or expression, or any other characteristic protected by federal, state, or local laws. The Board reviews the Code of Conduct on an annual basis and makes changes as appropriate.
Whistleblower Policy
Our employees, officers, directors and temporary/contract employees have an obligation to report any conduct that may be unethical, illegal or otherwise inconsistent with the Code of Conduct. The Code of Conduct sets forth one method for confidentially and anonymously reporting concerns about conduct that may be illegal, unethical or otherwise inconsistent with the Code of Conduct, including regarding accounting, internal accounting control or auditing matters involving the Company. The Company handles such reports pursuant to the procedures outlined in its formal Whistleblower Policy. The Company will not retaliate against any employee, officer or director who makes a good faith report or assists in the investigation of a report. Envestnet communicates the Whistleblower Policy to employees in a number of ways, including in its annual employee training. The Board reviews the Whistleblower Policy on an annual basis and makes changes as appropriate.
For more information on our corporate governance practices at the Board level, please see the section herein entitled “Corporate Governance and Board Matters—Our Corporate Governance Framework.”
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Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information about our performance, compensation framework, compensation decisions and associated governance for our Named Executive Officers (NEOs) in 2022. Our current NEOs are as follows:

William Crager Chief Executive Officer	Peter D’Arrigo Chief Financial Officer	Shelly O’Brien Chief Legal Officer, General Counsel and Corporate Secretary
Stuart DePina, who served as President and was terminated without cause in connection with a reorganization effective June 30, 2022, is included as an NEO for 2022 pursuant to applicable SEC rules.

Executive Summary
Key Highlights | Pay and Performance Alignment | What We Do and Don’t Do | Looking Ahead	32
Compensation Design
Guiding Principles | Compensation Framework | Use of Market Data | Shareholder Engagement	35
2022 Compensation Decisions
2022 Incentive Compensation Overview | Base Salary | Annual Incentive Program | Annual Equity Incentive Awards | Settlement of the 2019 PSUs | Mr. DePina Separation | Benefits and Perquisites	38
Compensation Governance
Role of the Compensation Committee | Role of Advisors | Stock Ownership Guidelines | Clawback Policy | Tax Considerations	43
Compensation Committee Report	46
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EXECUTIVE COMPENSATION

Current NEO Compensation at a Glance

The following table summarizes the Compensation Committee’s determinations in respect of NEOs’ 2022 annual compensation, as well as the comparative values for 2021. Reflecting our commitment to performance-based compensation, the 2022 annual compensation average individual decrease was 33.5% from the prior year due to below target achievements under our incentive plans. The table below is different from the SEC required Summary Compensation Table (“SCT”) and reflects how Envestnet manages executive compensation, with equity award values determined with reference to prior year performance. Compensation values are presented in thousands of dollars.

Current NEOs(1)	Year	Total Annual Compensation	Salary(2)	Annual Cash Incentive(3)	Equity Incentive(4)
William Crager Chief Executive Officer	2022	4,383	646	382	3,355
	2021	6,880	600	780	5,500
Peter D’Arrigo Chief Financial Officer	2022	1,941	446	275	1,220
	2021	2,945	405	540	2,000
Shelly O’Brien Chief Legal Officer, General Counsel and Corporate Secretary	2022	979	374	147	458
	2021	1,403	365	288	750

Notes.
(1)
Mr. DePina is excluded from the table given his separation during the year.

(2)
Salary as paid during the year as reported in the SCT for the relevant year.

(3)
The cash incentive paid under the Annual Incentive Program (“AIP”) in respect of performance during the relevant year, as reported in the SCT.

(4)
The approved equity incentive award value based on prior year performance, granted in Q1 following the conclusion of the relevant year. Values differ from the SCT which captures grant date fair values in the year in which the award was made.

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EXECUTIVE COMPENSATION
Executive Summary
Key Highlights
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Grew our share of the addressable market. Over 250 new clients were signed in 2022, connecting them to the power of the Envestnet ecosystem, with 5% growth in the total accounts on our platform to 18.3 million. Net asset flows in AUM/A totaled $57.3 billion.

■
Reduced annual compensation in alignment with Company financial performance. Despite notable strategic and operational achievements, Company financial performance was below the challenging targets reflected in our incentive framework. As a result, the 2022 annual NEO compensation average individual decrease was 33.5% from the prior year due to below target achievements under our incentive plans.

■
Secured high say-on-pay support and maintained dialogue with our shareholders. Over 98% of votes were cast in support of our 2022 advisory vote on executive compensation, demonstrating high levels of sustained support for our framework and outcomes. During the year we continued to engage with shareholders to understand any perspectives they wished to share on executive compensation, and other topics more broadly. Overall, in discussions stemming from our general shareholder outreach, shareholders did not raise any notable concerns.

■
Reviewed and refined our executive compensation program for 2023. To ensure the executive compensation framework continues to align with our stated strategic priorities and in order to address minority concerns about measure overlap across our short- and long-term incentive programs, the Compensation Committee approved modest changes to the incentive measures for 2023.

Pay and Performance Alignment
Envestnet delivered solid results in 2022, despite a challenging economic environment and market headwinds, outperforming the industry in capturing net flows and market share. In 2021, the Company initiated an intentional investment plan focused on unlocking future value on an accelerated basis for our shareholders, accepting that this would impact short-term results and in particular near-term profitability. The impact of these investments was evident in the many strategic achievements summarized below, including:
■
$132 billion in total platform net flows;

■
$57 billion in net flows from AUM/A which equates to 7% organic growth;

■
$32 billion of AUM net flows which equates to 9% organic growth; and

■
5% growth in the platform accounts served to more than 18 million.

Across our key financial metrics on a full-year basis Envestnet delivered growth in Adjusted Revenue, with decreases in both Adjusted EBITDA and Adjusted Net Income per share reflecting both market conditions and our planned Investments.

While our financial performance fell below the target goals established under our incentive plans, there were many notable strategic accomplishments that reflect the strength of our overall performance in 2022.
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EXECUTIVE COMPENSATION

Captured more of the addressable market
■
Achieved net asset flows in AUM/A of $57.3 billion, primarily from growth with existing advisors

■
AUM accounted for 56% of AUM/A net flows

■
Increased accounts on our platform by 5% to 18.3 million

■
Increased AUM/A accounts per advisor by 9.4% to over 70 accounts per advisor

■
Increased advisors and accounts utilizing our overlay services by 26% and 33%, respectively

■
Expanded advisors and accounts using our direct indexing capabilities by 48% and 30%, respectively

Modernized our digital engagement with customers
■
Launched our Next Generation Proposal tool and enabled it at over 87% of client firms

■
Grew financial planning through open application programming interfaces (“APIs”) and MyBlocks™

■
Increased new financial advisors leveraging MyBlocks™ by over 41%

■
Advanced our digital connectivity to our clients by increasing insights delivered per day by 82% to over 20 million

Strengthened our ecosystem with new offerings
■
Entered into a partnership with FNZ, a global platform provider in the wealth management sector, which will provide a fully digital, end-to-end custody offering to our clients and open an international distribution channel for the Wealth Data Platform

■
Launched the API Developer Portal, which is integrated with Envestnet’s API Management System, providing on-demand documentation for APIs, single sign-on and data extracts across the enterprise

■
Successfully completed multiple acquisitions that expand our capabilities and addressable market

Improved internal automation and efficiencies
■
Successfully reduced expenses by an estimated $10 million to $13 million on a go forward basis by outsourcing certain Data & Analytics back-office operations

■
Reduced real estate footprint by 30%

■
Processed 220 million trade orders, a record high and representing a 31% increase on 2021

In aggregate these achievements were reflected in our compensation decisions and outcomes in respect of 2022:
Annual incentives were earned at 49% – 51% of target	PSUs that concluded their performance period on December 31, 2022 vested at 34% of target	Equity award values for 2022, reflecting grants made in the first quarter of 2023, were reduced by an average of 39% compared to 2021 equity award values
ENVESTNET | PROXY STATEMENT   33

EXECUTIVE COMPENSATION
Further details on the goals and achievements are provided in the section “—2022 Compensation Decisions” starting on page 38.
What We Do and Don’t Do
Envestnet is committed to responsible executive compensation practices that reflect recognized high corporate governance standards. A summary of our notable practices is provided below.
What We Do	What We Don’t Do

■
Pay for performance by basing a substantial part of NEO compensation on Company and individual performance

■
Deliver the majority of NEOs’ pay in the form of equity-based compensation, with half in the form of PSUs

■
Require meaningful stock ownership

■
Maintain a robust Clawback Policy applicable to cash and equity-based incentives

■
Retain an independent compensation consultant

■
Conduct ongoing shareholder engagement

■
Conduct an annual say-on-pay advisory vote

■
No single-trigger vesting of equity awards following a change in-control

■
No excise-tax “gross-ups”

■
No excessive perquisites

■
No nonqualified or supplemental retirement plans

■
No option repricing without prior shareholder approval

■
No hedging of Company’s securities by employees

Looking Ahead
To ensure the continuing alignment of our executive compensation framework with our strategic priorities, the Compensation Committee approved several changes to our incentive measures.
■
We have committed to deliver an Adjusted EBITDA Margin of 25% by 2025. In alignment with this commitment, the 2022 Performance Stock Units (“PSUs”) granted in the first quarter of 2023 will be subject to two equally weighted performance conditions of Relative TSR and Adjusted EBITDA Margin. This simplified structure focuses on creating sustainable shareholder value and successfully managing operating expenses to improve profitability. The Company must achieve a 25% Adjusted EBITDA Margin in the final year of the three-year performance period to earn a target payout.

■
Adjusted EBITDA is an earnings measure, which is then used to calculate Adjusted EBITDA Margin (by dividing Adjusted EBITDA by Adjusted Revenue) to measure the operating efficiency of our Company.

2021 PSUs Granted in 2022	2022 PSUs Granted in 2023

■
The 2023 AIP will be based on Adjusted Revenue Growth, Adjusted EBITDA and individual/team performance, with the weighting of the financial measures increased to 80%. This reflects our commitments to deliver top-line growth that translates into profitable value created for our shareholders, while enabling recognition of broader individual and team achievements.

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2022 AIP	2023 AIP
We believe the combination of performance measures that will apply in 2023 appropriately balance our strategic priorities around growth and profitability:
2023 Performance Measures	Where It Is Used	Why It Is Important
Adjusted Revenue Growth	AIP	Measures our top-line results and our ability to grow our customer base and/or relationships
Adjusted EBITDA	AIP	Measures our bottom-line results, our ability to increase profitability and our ability to reinvest and generate future returns for shareholders
Individual/Team	AIP
Enables an assessment of qualitative and quantitative contributions at the individual and team level that are not directly relevant at an enterprise-wide level and/or captured in our financials; these outcomes have a direct impact on our current and future economic results and the success of our organization

Adjusted EBITDA Margin	PSUs	Measures our operational efficiency in terms of how revenue and operating expenses move relative to each other as we grow, and ultimately contribute to our profitability
Relative TSR	PSUs	Demonstrates our ability to deliver superior returns to our shareholders
In particular, Adjusted EBITDA and Adjusted EBITDA Margin are different measures that assess different outcomes over different time horizons that complement each other as we think holistically across our incentive framework.
These changes have the added benefit of removing duplication of performance measures across our incentive plans.
Compensation Design
Guiding Principles
We strive to create a diverse and inclusive environment as we believe this fosters a culture that attracts and motivates employees to operate at their highest level. We provide employees with competitive, performance-based compensation that encourages the achievement of results that create long-term shareholder value. Our total rewards practices are aligned with the market, consistent with our risk profile and reflective of our solid governance practices. The following principles are the basis for our executive compensation program and align pay with performance and shareholder interests:
■
Compensation is based on clearly articulated goals and results.

■
Performance-based rewards are consistent with our long-term business strategy and aligned with long-term shareholder value creation.

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EXECUTIVE COMPENSATION
Compensation Framework
The guiding principles and practices summarized above underpin our compensation framework. The core components of an executive officer’s total compensation comprise base salary, an annual cash incentive awarded under our AIP and an annual equity award. Reflecting our commitment to pay for performance, annual equity award values are informed by performance in the year and granted in the first quarter of the following year. The key features of each of these elements are described below, along with the associated weight for 2022 based on actual 2022 compensation.
Element	CEO 2022 Mix(1)	Other NEO 2022 Mix(1,2)	Key Features
Base Salary			■ Reviewed but not necessarily adjusted annually ■ Level informed by market competitiveness, individual performance and scope of responsibility
Annual Cash Incentive
■
Target value established based on prior year actual

■
Earned based on performance relative to pre-set goals

■
75% based on financial performance, which in 2022 comprised Adjusted Revenue, Adjusted EBITDA and Adjusted EPS and in 2023 will comprise Adjusted Revenue and Adjusted EBITDA

■
25% based on individual/team performance

■
Payouts capped at 150% of target and subject to our Clawback Policy

Equity Incentive
■
Grant value informed by prior year company and individual performance with reference to our AIP scorecard

■
50% granted as PSUs subject to a three-year performance period, and 50% granted as RSUs that vest over a three-year period

■
PSUs vest subject to performance relative to pre-set goals, which for 2021 PSUs granted in 2022 comprised Adjusted Revenue growth, Adjusted EPS growth and Relative TSR, and for 2022 PSUs granted in 2023 comprises Adjusted EBITDA Margin and Relative TSR

Notes.
(1)
Reflects 2022 total compensation mix which comprises base salary paid in 2022, the annual cash incentive paid in respect of 2022 performance and the equity award approved in respect of 2022 performance and granted in the first quarter of 2023.

(2)
Excludes Mr. DePina.

Use of Market Data
To inform decisions on NEO pay levels and design, the Compensation Committee maintains a defined group of peer companies to reference. During 2022, the Compensation Committee conducted its annual review of the peer group. Cornerstone OnDemand was removed from the group due to its acquisition completed in October 2021. To ensure the peer group remained robust, three new companies were added with the resulting group summarized below. Envestnet was positioned between the 25th and 50th percentiles in terms of revenue and trailing twelve-month market capitalization against both the 2022 and 2023 peer groups.
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EXECUTIVE COMPENSATION

Former Peer	2022/2023 Compensation Peer Group
	Consistent Peers	New Peers
■ Cornerstone On Demand, Inc.
■
ACI Worldwide, Inc.

■
AssetMark Financial Holdings, Inc.

■
Avantax, Inc.(1)

■
Axos Financial, Inc.

■
Bottomline Technologies Inc.

■
FactSet Research Systems Inc.

■
Fair Isaac Corporation

■
Guidewire Software, Inc.

■
LPL Financial Holdings, Inc.

	■ MarketAxess Holdings Inc. ■ Morningstar, Inc. ■ MCSI Inc. ■ New Relic, Inc. ■ SEI Investments Company ■ SS&C Technologies, Inc. ■ Zendesk, Inc.	■ Informatica, Inc. ■ Nutanix, Inc. ■ Verint Systems, Inc.
2021/2022 Compensation Peer Group

(1)
Formerly known as Blucora, Inc.

The 2021/2022 peer group was established in 2021 and was used to inform pay decisions that took effect in 2022. The 2022/2023 peer group was established in 2022 and was used to inform pay decisions that take effect in 2023.
A combination of market data for this group, broader contextual information from compensation surveys for non-CEO roles, and individual considerations collectively inform decisions on executive compensation.
Shareholder Engagement
Envestnet regularly engages with our shareholders to proactively provide a forum to discuss any questions and concerns on topics that may include executive compensation. Discussions throughout 2022 and into 2023 indicate that a majority of shareholders continue to be supportive of our current approach to executive compensation. This observation is supported by sustained high levels of say-on-pay support the company has achieved, with over 98% of votes cast in favor at our 2022 Shareholders Meeting.
In reviewing the executive compensation program, the Compensation Committee considers feedback received during these meetings, any feedback received through other channels (including letters to the Company), as well as the commentary issued by major proxy advisory firms whose advice is utilized by many of our shareholders. This feedback, coupled with the say-on-pay outcome, provides a helpful and rounded external perspective.
This feedback provided context in informing the changes approved for 2023 in respect of our incentive performance measures. In particular, the Compensation Committee sought to reduce overlap in the performance measures used across our annual and long-term incentive plans, a concern cited by a major proxy advisory firm. Envestnet and the Compensation Committee remains committed to engaging with shareholders on executive compensation practices and plans and implementing changes that are responsive to feedback and enhance alignment of our executive compensation program with our strategic priorities. Further details on our 2022/3 engagement can be found in the Section entitled “Corporate Governance and Board Matters —  Shareholder Engagement.”

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EXECUTIVE COMPENSATION
2022 Compensation Decisions
2022 Incentive Compensation Overview
In the first quarter of each year, the Compensation Committee and management consider Company and individual performance for the prior fiscal year with reference to the AIP scorecard, when determining annual cash incentives and equity awards for the year. The value of equity awards granted in the first quarter of each year is informed by performance in the prior year and therefore the equity awards granted in 2023 are considered part of 2022 compensation.
Based on the AIP scorecard achievements, which are detailed below, the annual incentive outcomes and equity awards were materially lower than 2021. This reflects below target performance in respect of the financial performance goals established for 2022. Mr. DePina is not included below, or in the base salary, AIP or equity tables that follow, due to his separation during the year. The terms of Mr. DePina’s compensation for 2022 (which did not include a base salary increase) were determined in conjunction with his separation from the Company, as further described in “Compensation Discussion and Analysis—Mr. DePina Separation.”
Current NEOs	2022 AIP Paid in 2023	2022 Equity Award Value (Granted in 2023)	Total Variable 2022 Compensation	2021 AIP Paid in 2022	2021 Equity Award Value (Granted in 2022)	Total Variable 2021 Compensation	Year-on-Year Change in Total Variable Compensation
William Crager	$382,200	$3,355,000	$3,737,200	$780,000	$5,500,000	$6,280,000	-40.5%
Peter D’Arrigo	$275,000	$1,220,000	$1,495,000	$540,000	$2,000,000	$2,540,000	-41.1%
Shelly O’Brien	$147,000	$457,500	$604,500	$288,000	$750,000	$1,038,000	-41.8%
Base Salary
NEO salaries were reviewed for 2022 with changes effective from February 1, 2022. Changes reflected several factors including market realignment, role expansions and merit increases.
■
Following several years in the role of CEO, Mr. Crager’s increase reflected an intent to align his salary with the median of our compensation peer group. With the approved salary of $650,000, Mr. Crager remained approximately 7% below the market median for our peer group.

■
Mr D’Arrigo had not received an increase since 2020. After two years of strong company and individual performance, Mr. D’Arrigo’s salary was increased to $450,000, informed by proxy and survey data.

■
Ms. O’Brien’s increase was aligned to the broader merit increase approved for the Company.

Current NEOs	2022 Base Salary	Base Salary Increase
William Crager	$650,000	8.3%
Peter D’Arrigo	$450,000	11.1%
Shelly O’Brien	$375,000	2.7%
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AIP measures
Annual Incentive Program
The AIP rewards NEOs based on a combination of Company and individual performance. Company performance accounts for 75% of the opportunity and in 2022 was assessed based on Adjusted Revenue, Adjusted EBITDA and Adjusted EPS. An assessment of individual and team performance accounts for the remaining 25% of a participant’s opportunity, which enables measurement against strategic objectives specific to an individual’s role or a team more broadly.
NEOs’ 2022 target opportunities were set equal to their prior year actual bonus as part of our commitment to aligning pay with performance, and the maximum opportunity is capped at 150% of an individual’s target. Threshold performance earns a payout starting at 40% of target. For performance between stated goals, the payout will be calculated based on straight-line interpolation. To determine payments made in 2023 for 2022 performance, the Compensation Committee evaluated Company performance against the following pre-established financial goals.
Measure(1)	Weight	Threshold	Target	Exceeds	Maximum	2022 Actual	2022 Payout
Adjusted Revenue ($M)	45%	1,224	1,341 – 1,408	1,478	1,619	1,240	54%
Adjusted EBITDA ($M)	15%	239	262 – 275	289	316	220	0%
Adjusted EPS ($)	15%	1.96	2.14 – 2.25	2.36	2.59	1.86	0%
Payout as % of Target		40% - 80%	80% - 110%	125%	150%	—	24%

(1)
Envestnet utilizes adjusted performance measures in the AIP For details of the reconciliation showing how adjusted values are calculated from our audited financial statements see Appendix A.

2022 financial performance resulted in a payout factor of 24% of target for the NEOs. As a result of the financial performance, the Compensation Committee decided to cap the individual and team component of the Chief Executive Officer’s payout at target. For the other NEOs, other than Mr. DePina, a payout factor of 105% of target was approved reflecting consideration of the following achievements:
■
Progressing results and innovative products for our clients;

■
Modernizing our platform for greater operating leverage;

■
Driving greater engagement and usage of the platform by our clients:

■
The number of platform accounts grew to more than 18 million, an increase of 5%;

■
AUM/A accounts per advisor grew 9%;

■
Last year, over 130 firms on the ENV platform adopted new AUM programs;

■
Over 2,000 advisors used an Envestnet proprietary managed portfolio for the first time;

■
Over 100 new solution amendments were signed across client enterprises, providing thousands of advisors with access to the cutting-edge features available through Envestnet, ultimately expanding their options to better serve their clients; improving operational efficiency; and

■
Emphasizing greater expense discipline in a challenging market environment.

ENVESTNET | PROXY STATEMENT   39

EXECUTIVE COMPENSATION
In aggregate, these achievements resulted in the Compensation Committee approving the following AIP awards in respect of 2022 performance.
Current NEOs	2022 Target AIP	2022 Actual AIP	2022 Actual AIP as a % of Target
William Crager	$780,000	$382,200	49%
Peter D’Arrigo	$540,000	$275,000	51%
Shelly O’Brien	$288,000	$147,000	51%
As previously noted, the 2023 AIP performance measures have been simplified to focus on Adjusted Revenue Growth (40%), Adjusted EBTIDA (40%) and individual/team performance (20%). This increases the emphasis on financial performance and reflects our commitments to deliver top-line growth that translates into profitable value created for our shareholders, while enabling recognition of broader individual and team achievements.
Annual Equity Incentive Awards
Equity awards are granted annually to eligible employees, including our NEOs to recognize performance, to align equity participants with the interests of our shareholders and to retain top talent. Long-term equity incentive awards represent a significant portion of the NEO’s total compensation. Awards are made under the Envestnet shareholder-approved equity incentive plan, and for NEOs are granted in an equal mix of performance-vested PSUs and time-vested RSUs.
Target Equity Mix
■
RSUs vest over a three-year period, with one-third vesting on the first anniversary of the date of grant, and one-twelfth vesting on each three-month anniversary for the following two years.

■
PSUs vest subject to the achievement of pre-set performance goals over a three-year performance period, subject to a maximum payout factor of 150% of target. Threshold performance results in 50% of the target PSUs vesting, with no payout for performance below threshold. For performance between stated goals, the payout will be calculated based on straight-line interpolation.

■
Both RSUs and PSUs are subject to our Clawback Policy.

As described above, the grant value of equity awards is informed by Company and individual performance in the prior year, meaning that there is both a backward-looking and forward-looking performance aspect to them. Below we describe the 2021 awards, granted in the first quarter of 2022 and included in our compensation tables for the year, as well as the 2022 awards, which are considered part of 2022 compensation despite being granted in the first quarter of 2023.
2021 Equity Awards
Reflecting strong performance in 2021, the Compensation Committee approved the following awards which were granted in the first quarter of 2022 and included in the SCT for 2022.
Current NEOs	2021 Target Value	Grant Date Fair Value(1)	RSUs Awarded	PSUs Awarded
William Crager	$5,500,000	$5,751,055	36,755	36,755
Peter D’Arrigo	$2,000,000	$2,091,222	13,365	13,365
Shelly O’Brien	$750,000	$784,228	5,012	5,012

(1)
Reflects value Included in the 2022 SCT. In determining the number of RSUs and PSUs to award the approved target value is divided by the closing stock price on the day prior to grant. As a result, these values differ from the grant date fair values which are calculated in accordance with ASC 718 which uses a Monte Carlo valuation in respect of the TSR performance condition.

40   ENVESTNET | PROXY STATEMENT

EXECUTIVE COMPENSATION

2021 PSUs Granted in 2022
Awards of PSUs may be earned subject to measures aligned to our strategic priorities and incentivize the right behaviors related to our period of business investments and focus on top-line growth.
■
Adjusted Revenue growth measures our ability to successfully deliver sustained top-line growth through a combination of expanding our customer base and growing our existing relationships. Ensuring we deliver top-line growth through periods of investment is critical to our long-term success, and sustained growth will be required to earn a payout in respect of this element.
■
Adjusted EPS performance will be assessed based on growth in the final two years of the performance period, reflecting our focus on strategic investments while ensuring EPS growth rates return to historical standards.
■
Relative TSR will be measured over the full three-year performance period and seeks to ensure outcomes align with shareholder interests and the creation of sustainable long-term value.

The Compensation Committee approved the following performance goals in respect of each of these measures.
2022-2024 Measures(1)(2)	Measurement Basis	Weight	Threshold	Target	Maximum
Adjusted Revenue Growth	Three-year CAGR	33.33%	8%	14%	20%
Adjusted EPS Growth	Two-year CAGR	33.33%	10%	16%	22%
Relative TSR vs. Russell 2000 Index Constituents	Three-year point-to-point	33.34%	35th Percentile	50th Percentile	75th Percentile
Payout as % of Target			50%	100%	150%

(1)
Envestnet utilizes adjusted performance measures in the equity plan. For details of the reconciliation showing how adjusted values are calculated from our audited financial statements, see Appendix A.

(2)
The performance period runs from January 1, 2022 to December 31, 2024. The three -year performance period for Adjusted Revenue Growth and Relative TSR is January 1, 2022 to December 31, 2024. The two-year performance period for Adjusted EPS Growth is January 1, 2023 to December 31, 2024.

Performance will be assessed in the first quarter of 2025 following the conclusion of the three-year performance period.
2022 Equity Awards
Reflecting below target performance in 2022, the Compensation Committee approved the following awards which were granted in the first quarter of 2023 and will be included in the SCT for 2023. Mr. DePina was not granted any equity awards in respect of 2022.
Current NEOs	2022 Target Value	RSUs Awarded	PSUs Awarded
William Crager	$3,355,000	26,674	26,674
Peter D’Arrigo	$1,220,000	9,699	9,699
Shelly O’Brien	$457,500	3,637	3,637
As described in the Executive Summary, the performance measures attached to the 2022 PSUs were updated to reflect our external commitments regarding Adjusted EBITDA Margin improvement and to reduce duplication of performance measures across our incentive plans. Accordingly, the 2022 PSUs may be earned subject to the following measures.
■
Adjusted EBITDA Margin will assess our success in managing operating expenses to deliver profitable growth for our shareholders, and complements the annual revenue and absolute EBITDA goals included in our 2023 AIP scorecard.

■
Relative TSR seeks to ensure outcomes align with shareholder interests and the creation of sustainable long-term value.

The Compensation Committee approved the following performance goals in respect of each of these measures.

ENVESTNET | PROXY STATEMENT   41

EXECUTIVE COMPENSATION
2023-2025 Measures(1)(2)	Measurement Basis	Weight	Threshold	Target	Maximum
Adjusted EBITDA Margin	Final year	50%	23%	25%	27%
Relative TSR vs. Russell 2000 Index Constituents	Three-year point-to-point	50%	35th Percentile	50th Percentile	75th Percentile
Payout as % of Target			50%	100%	150%

(1)
Envestnet utilizes adjusted performance measures in the equity plan. For details of the reconciliation showing how adjusted values are calculated from our audited financial statements, see Appendix A.

(2)
The performance period runs from January 1, 2023 to December 31, 2025.

Performance will be assessed in the first quarter of 2026 following the conclusion of the three-year performance period.
Settlement of the 2019 PSUs
The 2019 PSU awards granted in February 2020 were subject to a three-year performance period that concluded on December 31, 2022. In February 2023 the Compensation Committee reviewed performance in relation to the established performance goals and approved a payout of 33.9% of target.
2020-2022 Measures(1)	Measurement Basis	Weight	Threshold	Target	Maximum	Actual	Payout
Adjusted Revenue Growth	Three-year CAGR	25%	8%	14%	20%	10.9%	74.1%
Adjusted EBITDA Growth	Three-year CAGR	25%	10%	16%	22%	4.4%	0%
Adjusted EPS Growth	Three-year CAGR	25%	10%	16%	22%	(1.6)%	0%
Relative TSR vs. Russell 2000 Index Constituents	Three-year point-to-point	25%	35th Percentile	50th Percentile	75th Percentile	38th Percentile	61.4%
Payout as % of Target			50%	100%	150%		33.9%

(1)
Envestnet utilizes adjusted performance measures in the equity plan. For details of the reconciliation showing how adjusted values are calculated from our audited financial statements see Appendix A.

Benefits and Perquisites
Envestnet provides limited executive perquisites to our NEOs. In 2022, Mr. Crager received use of an apartment in close proximity to the Company’s headquarters for commuting purposes. Given this was a business need, the Company agreed to cover the additional taxes on the underlying benefit. The NEOs and a select group of senior leaders also have access to a supplementary health and wellness allowance.
The programs noted below are provided to all of our employees, inclusive of the NEOs.
Healthcare	Welfare	Retirement
■ Health, dental and vision insurance ■ Health care and dependent care flexible spending accounts	■ Life and accidental death & dismemberment insurance ■ Short and long-term disability	■ 401(k) plan, with company match
Additional Benefits
■ Expanded mental health services & counseling ■ Tuition reimbursement and student debt repayment ■ Additional wellness benefits	■ Adoption and surrogacy benefits ■ Parental stipend ■ College scholarship plan for employees’ children
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EXECUTIVE COMPENSATION

For more information on our benefits package, see the section above entitled “Environmental, Social and Governance—Supporting Our Employees.”
Mr. DePina Separation
Stuart DePina was terminated without cause from his position as President of Envestnet in connection with a reorganization of the Company, effective June 30, 2022. Prior to this date, Mr. DePina received no base salary increase for 2022, meaning his base salary during the year remained $500,016. In connection with his termination of employment, he became entitled to the payments under Section 6.d of his employment agreement, comprising cash severance payments totaling $2,200,032, payable in equal installments over a 24-month period, a pro-rated bonus in respect of his 2022 services equal to $300,000 and a single lump-sum payment in respect of health premium payments equal to $29,538. Additionally, we determined that it was in the best interests of Envestnet to enter into a separation agreement (the “Separation Agreement”) with Mr. DePina. Pursuant to the Separation Agreement, in exchange for his compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants (including meaningful additional protections for Envestnet in the form of an extension of his non-compete and non-solicitation covenants from 12 to 24 months to align Mr. DePina’s restricted period with that applicable to our other NEOs, and a revised and expanded definition of “business” for purposes of his non-competition covenants), his signing and not revoking a release of claims against Envestnet, and his continued compliance with the consultant agreement entered into in connection with his termination, Mr. DePina will receive a monthly consulting fee of $20,000, have the right to exercise certain stock options and the right to continue to vest in equity awards granted prior to 2022, in each case, as if he remained employed by Envestnet and will be treated as terminating due to “retirement” for purposes of his equity awards granted in 2022 pursuant to the applicable grant agreements, effective as of the end of his performance of services as a consultant. Mr. DePina’s equity awards remain subject to the terms of the Envestnet Clawback Policy and to forfeiture and/or clawback in the event Mr. DePina violates the terms of certain restrictive covenants. The terms of Mr. DePina’s Separation Agreement and consultant agreement were unanimously approved by the Compensation Committee.
Compensation Governance
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing and approving executive compensation programs at Envestnet. At the beginning of each year, the Compensation Committee approves the components of compensation for the NEOs and individual performance goals for the Chief Executive Officer (“CEO”) and sets the performance goals for any related compensation programs.
At the end of the year, the Compensation Committee conducts an in-depth review of overall Company results and the CEO’s performance relative to the identified performance goals.
To assist in this process, the CEO provides an overview of the performance of each of the other NEOs to the Compensation Committee and presents his compensation recommendations. CEO and other NEO pay levels are evaluated and approved after an analysis of total compensation for similar positions, consideration of external market conditions and a review of individual performance. While a specific percentile is not targeted, the aggregate impact of pay decisions by role is informed by a competitive range around the market median taking into account the aforementioned factors. The Compensation Committee exercises its discretion to revise any recommendations made by the CEO and approves all compensation decisions for the NEOs with the objective of delivering compensation that is aligned with performance results. Compensation decisions for the CEO are made by the Compensation Committee based on a number of relevant factors, including an assessment of Company results and the CEO’s individual performance.
The Compensation Committee has the ability to retain an outside independent advisor to provide an external perspective when discharging its duties. During fiscal 2022, the Committee engaged Willis Towers Watson US LLC (“WTW”) in this capacity, to provide advice and information regarding executive compensation, including the compensation peer group composition, pay levels and practices and incentive design. Aggregate fees paid to WTW for services related to executive compensation for fiscal 2022 were approximately $280,000.
During fiscal 2022, WTW was also engaged by management to continue providing services unrelated to executive compensation for advice regarding broader human resource related matters. This engagement was reviewed
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and approved by the Board. The aggregate fees paid for those other services for fiscal 2022 were approximately $300,000. All additional services performed by WTW were approved by and performed at the direction of management in the ordinary course of business. The Compensation Committee annually reviews the independence of WTW in light of SEC and NYSE rules regarding compensation consultant independence and has affirmatively concluded that WTW has no conflicts of interest relating to its engagement by the Compensation Committee.
Stock Ownership Guidelines
Our NEOs are subject to robust share ownership guidelines, which require them to build up an interest in Envestnet stock over time. We believe that requiring ownership increases the alignment between executives and shareholders, mitigates risk, and encourages executives to act in ways that increase shareholder value sustainably.
Minimum requirements	■ CEO: 600% of base salary ■ Other NEOs: 300% of base salary
Time horizon	■ Five years from becoming an NEO
Counted equity interests
■
Shares owned directly by the NEO (including those held as a joint tenant or as tenant in common)

■
RSUs (vested and unvested)

■
Stock options that are fully vested and exercisable

■
Shares owned in a self-directed IRA

■
Shares owned or held for the benefit of a spouse or minor children

Retention requirement
■
NEOs are required to retain all shares acquired through option exercises and other stock awards until their respective ownership requirements are met

■
Sale of shares is not permitted until the guidelines are met

The Compensation Committee assesses compliance annually, and as of December 31, 2022 all current NEOs were in compliance with these guidelines.
Clawback Policy
Envestnet maintains a Clawback Policy that provides the Compensation Committee with the ability to determine whether to pursue a clawback, and if so, whether it would result in unsettled incentive awards being forfeited or previously settled awards being repaid. A summary of the key features is provided below.
Covered persons
■
Section 16 officers

■
Any other officer of the Company designated by the Compensation Committee

■
Individuals that are no longer considered Section 16 officers and individuals otherwise considered covered persons who separate from the Company continue to be subject to the Clawback Policy

Triggering events
A covered person engages in fraud or other intentional misconduct that:
■
Materially relates to a restatement of our financial statements, or

■
Results in material financial or reputational harm to the company

Covered compensation
All incentive compensation (cash and equity) that is:
■
Awarded, earned, vested or settled during or after the fiscal year in which a clawback event occurs, or

■
Is outstanding during or has a performance period that relates to the fiscal year in which the clawback event occurs

The entire pre-tax value of covered compensation is subject to forfeiture or recoupment, at the discretion of the Compensation Committee

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The Company is in the process of reviewing and updating the Clawback Policy to satisfy the requirements of Rule 10D-1 adopted by the SEC on October 26, 2022 consistent with Section 10D added to the Exchange Act as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. New Rule 10D-1 directs the national securities exchanges to establish listing standards that prohibit the listing of any security of a company that does not adopt and implement a written policy requiring the recovery, or “clawback,” of certain incentive-based executive compensation. The Company will adopt such new compliant clawback policy no later 60 days following the date that the NYSE publishes final listing standards as required by Rule 10D-1, which is expected to be in late 2023.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” (as defined by the Code) of the Company with some limited exceptions for compensation paid pursuant to certain arrangements in place on November 2, 2017. For 2018 and after, our covered employees generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.
As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).
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Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2022 Annual Report on Form 10-K and in this proxy statement.
James Fox, Chair
Ross Chapin
Gayle Crowell
Gregory Smith
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2022, Mr. Fox, Mr. Chapin, Ms. Crowell and Mr. Smith served on our Compensation Committee. No director who served on the Compensation Committee in fiscal year 2022 is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.
2022 Summary Compensation Table
The following table contains compensation information for our 2022 NEOs. The information included in this table reflects compensation paid to our NEOs for services rendered to us.
Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation Plan Compensation ($)(3)	Change in Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William Crager Chief Executive Officer	2022	646,000	—	5,751,055	382,200	—	141,936	6,921,191
	2021	600,000	—	4,769,575	780,000	—	23,054	6,172,629
	2020	581,250	—	4,988,552	660,000	—	24,197	6,253,999
Peter D’Arrigo Chief Financial Officer	2022	446,000	—	2,091,222	275,000	—	112,362	2,924,584
	2021	405,015	—	1,788,591	540,000	—	16,354	2,749,960
	2020	398,347	—	1,870,727	450,000	—	21,046	2,740,120
Stuart DePina(6) Former President	2022	250,008	—	2,433,891	—	—	2,685,932	5,369,831
	2021	500,016	—	2,316,646	650,000	—	20,170	3,486,832
	2020	498,348	—	2,231,621	550,000	—	161,890	3,441,859
Shelly O’Brien Chief Legal Officer, General Counsel and Corporate Secretary	2022	374,000	—	784,228	147,000	—	22,673	1,327,901
	2021	364,993	—	725,410	288,000	—	20,369	1,398,772
	2020	358,980	—	758,708	240,000	—	25,180	1,382,867

(1)
Amounts disclosed in the Equity Awards column relate to grants of restricted stock units, performance stock units (“PSUs”), and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant date fair value in accordance with FASB ASC Topic 718.

(2)
Amounts shown in this column include the grant date fair values for PSUs at the target payout based on the probable outcome of the performance condition, determined as of the grant date, which for 2022 is for Mr. Crager $3,001,046; for Mr. D’Arrigo $1,091,252; For Mr. DePina $1,270,066; and for Ms. O’Brien $409,230. The maximum potential values of the 2021 PSUs is 150% of target. For 2022, the PSU maximum value at grant date fair value would be for Mr. Crager $4,501,569; for Mr. D’Arrigo $1,636,878; for Mr. DePina $1,905,099; and for Ms. O’Brien $613,845. Further information regarding the 2022 awards is included in tables below entitled “2022 Grants of Plan-Based Awards Table” and “2022 Outstanding Equity Awards at Fiscal Year-End.”

(3)
Amounts paid under our AIP are disclosed in the Non-Equity Incentive Compensation column. Non-Equity Incentive Compensation payments are based on fiscal performance and are paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2022 were paid in February 2023). For more information, see “Executive Compensation—2022 Compensation Decisions—Annual Incentive Program.”

(4)
As reflected in the Nonqualified Deferred Compensation Table below, as participants in Envestnet’s Deferred Compensation Plan, Mr. DePina and Mr. D’Arrigo had negative aggregate earnings of -$11,293 and -$1,526, respectively, in fiscal year 2022.

(5)
For Mr. Crager, the amount disclosed for 2022 reflects $117,394 for his Berwyn apartment and executive wellness stipend of $15,392 and matching contributions to his 401(k) account of $9,150 in 2022; $8,700 in 2021; and $8,550 in 2020. For Mr. D’Arrigo, the amount disclosed

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for 2022 reflects an executive wellness stipend of $11,212 and matching contributions to his 401(k) account of $9,150 in 2022; $8,700 in 2021; and $8,550 in 2020. For Mr. DePina, the amount disclosed for 2022 reflects (i) in connection with his termination in 2022, the severance payments to which he became entitled totaling $2,200,032, his pro-rated 2022 bonus of $300,000 and a one-time lump sum payment in respect of his COBRA premiums of $29,538, (ii) in connection with his service to Envestnet prior to his termination, an executive wellness stipend of $10,718 and matching contributions to his 401(k) account of $9,150 in 2022; $8,700 in 2021; and $8,550 in 2020 and (iii) in connection with his role as a consultant in 2022 following his termination, his consulting payments totaling $120,000. For Ms. O’Brien, the amount disclosed for 2022 reflects an executive wellness stipend of $12,816 and matching contributions to her 401(k) account of $9,150 in 2022; $8,700 in 2021; and $8,550 in 2020.
(6)
Mr. DePina’s employment was terminated without cause in connection with a reorganization effective June 30, 2022, at which time he became a consultant to the Company through June 30, 2024. Mr. DePina will be treated as not having experienced a termination for purposes of his equity awards granted prior to 2022 while he remains a consultant providing services to the Company. Mr. DePina will be treated as having retired for purposes of his outstanding equity awards granted in 2022, effective as of the end of his consulting period, subject to his compliance with all of the terms of the applicable award agreement for a retirement through the consulting period and subject to his compliance with the terms of his Separation Agreement. The value reported for Mr. DePina in the Stock Awards column reflects the original grant date fair value of the awards granted in February 2022. This figure does not include the incremental accounting charge of $1,852,073.71 recognized in June 2022 in connection with Mr. DePina’s outstanding equity awards upon entering into a consulting agreement with Envestnet. Mr. DePina’s salary as reported in the Summary Compensation Table reflects the prorated portion paid through June 30, 2022, and the value reported for him in the All Other Compensation column includes a severance payment of $2,200,032 which will be paid in equal installments over 24 months beginning in July 2022 and a one-time lump sum payment of $29,538 in respect of his COBRA premiums. However, the full amounts are reported in the 2022 Summary Compensation Table as it derives from Mr. DePina’s 2022 service as an NEO. See “Compensation Discussion and Analysis—Mr. DePina Separation” and the Company’s Current Report on Form 8-K dated June 7, 2022 for additional details.

2022 Grants of Plan-Based Awards Table
The following table contains information concerning grants of plan-based awards made in 2022 to our NEOs.
Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Fair Value of RSUs and PSUs on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
William Crager	2/28/2022	312,000	780,000	1,170,000	18,378	36,755	55,133	—	81.65	3,001,046
	2/28/2022	—	—	—	—	—	—	36,755	74.82	2,750,009
Peter D’Arrigo	2/28/2022	216,000	540,000	810,000	6,683	13,365	20,048	—	81.65	1,091,252
	2/28/2022	—	—	—	—	—	—	13,365	74.82	999,969
Stuart DePina	2/28/2022	260,000	650,000	975,000	7,778	15,555	23,333	—	81.65	1,270,066
	2/28/2022	—	—	—	—	—	—	15,555	74.82	1,163,825
Shelly O’Brien	2/28/2022	115,200	288,000	432,000	2,506	5,012	7,518	—	81.65	409,230
	2/28/2022							5,012	74.82	374,998

(1)
On February 28, 2022, the Compensation Committee established the values and performance measures applicable to our 2022 non-equity incentive compensation awards. The actual cash value was paid in 2023 based on financial metrics and individual factors as described in “Compensation Discussion and Analysis—2022 Compensation Decisions—Annual Incentive Program” above. Each of the financial metrics has a threshold target that must be hit in order to receive a minimum payment equal to 40% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics and individual factors, but it is possible that a lower amount could be paid out for each executive if the threshold targets are not hit for one or more of the financial metrics.

(2)
On February 28, 2022, the Compensation Committee granted PSUs in respect of 2021 performance. The actual number of PSUs that will become vested is based on financial metrics described in “Compensation Discussion and Analysis—2022 Compensation Decisions—2021 Equity Awards” above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics, but it is possible that a lower amount could become vested if the threshold targets are not hit for one or more of the financial metrics.

(3)
On February 28, 2022, the Compensation Committee granted RSUs in respect of 2021 performance. All restricted stock units were approved by the Compensation Committee and the Board on their respective grant dates.

Narrative to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table
See “Executive Compensation—Compensation Discussion and Analysis” above and “—Equity Incentive Plans” below for a more detailed discussion of the compensation plans pursuant to which the amounts listed under the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table were paid or awarded, and the criteria on which such payments were based.
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2022 Outstanding Equity Awards at Fiscal Year-End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2022:
		Option Awards(1)				Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
William Crager	2/28/2013	13,500	—	15.34	2/28/2023	—	—
	2/28/2014	14,100	—	41.84	2/28/2024	—	—
	2/27/2015	11,400	—	53.88	2/27/2025	—	—
	2/29/2016	5,852	—	20.51	2/28/2026	—	—
	3/28/2017	5,733	—	31.70	3/28/2027	—	—
	2/28/2020	—	—	—	—	31,797	1,961,875
	2/28/2020	—	—	—	—	2,650	163,505
	3/11/2021	—	—	—	—	34,144	2,106,685
	3/11/2021	—	—	—	—	14,229	877,929
	2/28/2022	—	—	—	—	36,755	2,267,784
	2/28/2022	—	—	—	—	36,755	2,267,784
Peter D’Arrigo	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	10,600	—	41.84	2/28/2024	—	—
	2/27/2015	8,250	—	53.88	2/27/2025	—	—
	2/29/2016	4,235	—	20.51	2/28/2026	—	—
	3/28/2017	3,850	—	31.70	3/28/2027	—	—
	2/28/2020	—	—	—	—	11,924	735,711
	2/28/2020	—	—	—	—	994	61,330
	3/11/2021	—	—	—	—	12,804	790,007
	3/11/2021	—	—	—	—	5,336	329,231
	2/28/2022	—	—	—	—	13,365	824,621
	2/28/2022	—	—	—	—	13,365	824,621
Stuart DePina	2/28/2020	—	—	—	—	10,400	641,680
	2/28/2020	—	—	—	—	1,530	94,401
	3/11/2021	—	—	—	—	12,289	758,231
	3/11/2021	—	—	—	—	8,680	535,556
	2/28/2022	—	—	—	—	15,555	959,744
	2/28/2022	—	—	—	—	15,555	959,744
Shelly O’Brien	2/27/2015	4,800	—	53.88	2/27/2025	—	—
	2/29/2016	2,464	—	20.51	2/28/2026	—	—
	3/28/2017	1,667	—	31.70	3/28/2027	—	—
	2/28/2020	—	—	—	—	4,836	298,381
	2/28/2020	—	—	—	—	404	24,927
	3/11/2021	—	—	—	—	5,193	320,408
	3/11/2021	—	—	—	—	2,165	133,581
	2/28/2022	—	—	—	—	5,012	309,240
	2/28/2022	—	—	—	—	5,012	309,240

(1)
No stock options were granted to NEOs in 2022. All stock options held by our NEOs as of December 31, 2022 were fully vested.

(2)
Vesting for all RSUs occurs with one-third (1/3) of the grant award vesting on the first anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.

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(3)
Mr. DePina’s employment was terminated without cause in connection with a reorganization effective June 30, 2022, at which time he became a consultant to the Company through June 30, 2024. Mr. DePina will be treated as not having experienced a termination for purposes of his equity awards while he remains a consultant providing services to the Company. Mr. DePina will be treated as having retired for purposes of his outstanding equity awards granted in 2022, effective as of the end of his consulting period, subject to his compliance with all the terms of the applicable award agreement for a retirement through the consulting period and subject to his compliance with the terms of Mr. DePina’s Separation Agreement.

(4)
For the PSUs granted in 2020, 2021 and 2022 to all the named executive officers, vesting is subject to satisfaction of performance goals during a three-year performance period. For PSUs granted in 2020, the performance goals are based on four equally weighted metrics (Adjusted Revenue growth, Adjusted EBITDA growth, Adjusted EPS growth and Relative TSR compared to Russell 2000 Index Constituents). For the PSUs granted in 2021 and 2022, the performance goals are based on three equally weighted metrics (Adjusted Revenue growth, Adjusted EPS growth and Relative TSR compared to Russell 2000 Index Constituents). The final number of shares earned under the grants, if any, will vary based on the degree of achievement on each metric. The maximum number of PSUs that can be earned will be 150% of the target award. The PSUs will cliff vest on the three-year anniversary of the date of grant.

2022 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
William Crager	13,594	851,936	48,236	3,320,831
Peter D’Arrigo	10,195	546,197	21,076	1,468,819
Stuart DePina	1,565	32,759	69,057	4,460,588
Shelly O’Brien	—	—	5,105	338,129
Nonqualified Deferred Compensation
On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code.
Persons eligible to participate in the Deferred Compensation Plan are called “Participants.”
Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment. Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.
Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan. The deferral account represents an unfunded, unsecured promise by the Company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.
The following table sets forth information concerning nonqualified deferred compensation of our NEOs who participated in the Deferred Compensation Plan in 2022. The amounts set forth in this table include only contributions made and earnings received during 2022 and do not include contribution and earnings with respect to the 2022 bonus paid in 2023.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Peter D’Arrigo	44,625	—	-1,528	—	43,098(3)
Stuart DePina	—		-11,293		122,807(4)
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(1)
This amount is included in the “Salary” column in the Summary Compensation Table for 2022.

(2)
The amount of earnings reported in this column are not included in the Summary Compensation Table for 2022 because no such earnings would be considered above-market or preferential earnings.

(3)
This amount represents Mr. D’Arrigo’s balance under the Deferred Compensation Plan at the end of 2022, of which the full amount was included in the “Salary” column of the Summary Compensation Table for 2022.

(4)
This amount represents Mr. DePina’s balance under the Deferred Compensation Plan at the end of 2022. All of these amounts were deferred prior to 2020, when Mr. DePina became an NEO, and thus none of these amounts were previously disclosed in the Summary Compensation Table.

The measurement funds available to Participants and the returns earned by those measurement funds in 2022 were:
Fund Name	Return On Investment (%)
ClearBridge Variable Small Cap Growth Fund (Class 1)	-28.85
LVIP Delaware REIT Fund (Standard Class)	-25.30
Delaware VIP Small Cap Value Series (Standard Class)	-12.90
LVIP Delaware Value Fund (Standard Class)	-3.27
Fidelity VIP Freedom 2020 Portfolio (Service Class)	-15.38
Fidelity VIP Freedom 2030 Portfolio (Service Class)	-16.94
Fidelity VIP Freedom 2040 Portfolio (Service Class)	-18.30
Fidelity VIP Freedom 2050 Portfolio (Service Class)	-18.35
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	-13.30
Fidelity VIP Overseas Portfolio (Service Class)	-24.58
LVIP Government Money Market Fund (Standard Class)	1.30
LVIP Delaware Mid Cap Fund (Standard Class)	-8.87
LVIP J.P. Morgan High Yield Fund (Standard Class)	-10.23
LVIP S&P 500 Index Fund (Standard Class)	-18.31
PIMCO VIT Commodity Real Return Strategy Portfolio (Administrative Class)	8.61
PIMCO VIT Total Return (Administrative Class)	-14.30
Employment Agreements
Each of the NEOs is a party to an individual employment agreement with the Company (the “Employment Agreements”). The Employment Agreements have a three-year term, with an automatic one-year renewal unless either party provides advance written notice of non-renewal. Upon an NEO’s termination without cause or for good reason, the Employment Agreements provide for certain severance benefits, including severance pay equal to two times the sum of (a) the NEO’s base salary and (b) the NEO’s average annual bonus over the last two years, a pro-rated bonus for the year of termination (based on the NEO’s average annual bonus over the last two years) and an 18-month health care continuation payment, subject to the NEO’s execution of a release of claims against the Company.
Under the terms of the Employment Agreements (with the exception of Mr. DePina’s Employment Agreement), each NEO is subject to perpetual confidentiality obligation, 24-month post-termination non-competition covenants and 24 month post-termination non-solicitation covenants. The restrictive covenant provisions of Mr. DePina’s Employment Agreement are the same as described in the previous sentence but with a 12-month period for the non-competition and non-solicitation provisions (which were extended to 24 months pursuant to the terms of his separation agreement, as described above under “Compensation Discussion and Analysis—Mr. DePina Separation”).
In the event that any payments made contingent upon a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments pursuant to the Employment Agreement would be reduced to the maximum amount that will cause the total amounts of the payment not to be subject to the excise tax, but only if the amount of such payments, after such reduction and after payment of all
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applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the executive would otherwise be entitled to retain without such a reduction after the payment of all applicable taxes, including the excise tax.
Mr. DePina will continue to serve as a consultant for a period of 24 months effective June 30, 2022, pursuant to the terms of a consulting agreement, dated June 6, 2022 (the “Consultant Agreement”). Pursuant to the Consultant Agreement, Mr. DePina will consult with Envestnet regarding, among other things, Envestnet’s RIA strategy and will be available to periodically consult with Envestnet’s chief executive officer. Mr. DePina will receive $20,000 per month during the term of his consulting arrangement and will be entitled to reimbursement of his reasonable out-of-pocket expenses.
Equity Incentive Plans. We currently maintain two equity-based incentive plans: the 2010 Long-Term Incentive Plan, as amended, and the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “2019 Equity Plan”).
We established the 2010 Long-Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our shareholders. Under the 2010 Long-Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.
In the event that (a) a participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the participant’s employer for reasons other than cause within 24 months following a change in control or (b) the 2010 Long-Term Incentive Plan is terminated by us or a successor following a change in control without provision for the continuation of outstanding awards, all outstanding awards will vest and become exercisable, as applicable; provided that the extent to which any award becomes vested based on the satisfaction of applicable performance goals or targets on or after a change in control will be determined by the Compensation Committee based on actual performance through the date of such change in control or based on assumed performance at the target level through the date of such change in control. For PSUs granted in 2022 or after, in the event of a change in control, the applicable performance measures for the PSU awards will be determined as if target performance had been satisfied but subject to continued service vesting, though the Compensation Committee may decide to accelerate vesting at the time of such change in control.
Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock units may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the Company’s equity plans.
For RSUs granted on or after 2020, if the executive’s employment is terminated due to death or disability, the executive (or his or her estate) shall become vested in all such RSUs. For RSUs granted in 2022 and after, if the executive’s employment is terminated as a retirement (subject to a minimum of six months advance written notice and certain age and service requirements) and subject to the execution of a release and continued compliance with certain restrictive covenants, the executive shall remain eligible to vest in the RSUs on the applicable distribution dates.
With respect to the PSU awards, if the executive’s employment is terminated without “cause,” for “good reason,” or upon death or “permanent disability,” and subject to the execution of a release, the executive shall remain eligible to vest in a pro-rata portion of the PSUs on the applicable distribution dates based on actual performance. For PSUs granted in 2022 and after, if the executive’s employment is terminated as a retirement (subject to a minimum of six-months advance written notice and certain age and service requirements) and subject to the execution of a release and continued compliance with certain restrictive covenants, the executive will remain eligible to vest in the PSUs on the applicable distribution dates based on actual performance.
As a result of the Company’s acquisition of PIEtech Inc. in 2019, the Company adopted the 2019 Equity Plan in order to make inducement grants to certain legacy PIEtech employees who joined Envestnet | MoneyGuide. None of the NEOs received grants pursuant to the 2019 Equity Plan.
Potential Payments Upon Termination or Change of Control
The Employment Agreements, the 2010 Long-Term Incentive Plan and other applicable employee benefit plans may provide for potential payments to our NEOs in connection with a termination of employment. The following
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tables quantify the potential payments upon termination that our NEOs (other than Mr. DePina) would receive assuming that the relevant termination event had occurred on December 31, 2022.
The last table quantifies potential payments upon an involuntary termination without cause and a change of control that our executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2022.
As described above in “Compensation Discussion and Analysis—Mr. DePina Separation,” Mr. DePina was terminated without cause in connection with a reorganization effective June 30, 2022. As he incurred a termination prior to the end of the year, he is not included in the tables below. In connection with his termination, Envestnet entered into the Separation Agreement, pursuant to which Mr. DePina will receive cash severance payments totaling $2,200,032, payable in equal installments over a period of 24 months, a single lump-sum payment in respect of health premium payments equal to $29,538 and a pro-rated bonus in respect of 2022 equal to $300,000. Additionally, Mr. DePina will have the right to continue to exercise certain stock options and the right for continued vesting of PSUs worth $2,359,654 and RSUs worth $1,589,700, in each case, as if he remained employed by Envestnet as long as he continues to perform services as a consultant through June 30, 2024 (in addition to a consulting fee equal to $20,000 per month for such services). If he were to terminate as a consultant voluntarily, he would only be eligible to vest in the PSUs and RSUs granted in 2022 worth $959,744 respectively as a retirement (subject to his compliance with the requirements of a retirement) assuming a termination as of December 31, 2022. If he were to terminate as a consultant due to death or disability, he would be eligible to vest in his RSUs granted in 2021 and 2022 worth $1,709,399 and he would remain eligible to vest in his PSUs at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1,095 worth approximately $1,332,324 (in each case assuming a termination due to death or disability as of December 31, 2022). His consulting services cannot otherwise be terminated except for a material breach, in which case he would forfeit all equity awards.
The value of the equity awards for Mr. DePina in the previous paragraph and the value of the equity awards for the other NEOs in following tables was calculated using a stock price per share of $61.70, which is equal to the closing price of one share on the last trading day of the year on December 30, 2022 and assuming the PSUs will vest with a performance percentage equal to 100%.
Termination Due to Death or Disability
Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	—	720,000	—	3,145,713	3,759,686	7,625,399
Peter D’Arrigo	—	495,000	—	1,153,852	1,402,680	3,051,532
Shelly O’Brien	—	264,000	—	442,821	561,845	1,268,666
There is no severance or health care continuation payable to any of the NEOs as a result of a termination due to death or disability. The pro-rata bonus is calculated as the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination multiplied by a fraction, the numerator of which equals the number of days during the calendar year worked prior to the termination date and the denominator of which equals 365. Because the assumed termination date is the last day of the year, the pro-rata bonus amounts listed above equal the average bonus paid during 2022 and 2021 for the applicable executive officers. Additionally, any outstanding PSUs held by the NEOs would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1,095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs previously granted that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2022. Finally, RSUs granted in 2021 and 2022 will become fully vested as a result of a termination due to disability or death. All other equity awards held by the NEOs would be forfeited on termination.
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Termination Due to Retirement
Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	—	—	—	2,267,784	2,267,784	4,535,568
Peter D’Arrigo	—	—	—	824,621	824,621	1,649,242
Shelly O’Brien	—	—	—	309,240	309,240	618,480
There is no severance, pro-rata bonus or health care continuation payable to any of the NEOs as a result of a termination due to retirement. RSUs and PSUs granted in 2022 shall continue to vest following a termination due to retirement. Because the performance percentage is not yet known for PSUs, the amount in the table estimates the value of the PSUs previously granted that would become vested on such a termination assuming vesting with a performance percentage equal to 100%. All other equity awards held by the NEOs would be forfeited on termination due to retirement.
Termination Without Cause or for Good Reason
Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	2,740,000	720,000	28,280	—	3,759,686	7,247,966
Peter D’Arrigo	1,890,000	495,000	33,162	—	1,402,680	3,820,842
Shelly O’Brien	1,278,000	264,000	28,280	—	561,845	2,132,125
Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the 60-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the 60-day anniversary of the termination date).
The PSUs previously granted to the NEOs would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1,095.
Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs previously granted that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2022.
All other equity awards held by the NEOs would be forfeited on such termination (unless such termination were within 24 months following a change in control as described below).
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Termination Following Change of Control
Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	2,740,000	720,000	28,280	3,309,218	6,336,343	13,133,841
Peter D’Arrigo	1,890,000	495,000	33,162	1,215,182	2,350,338	5,983,682
Shelly O’Brien	1,278,000	264,000	28,280	467,748	928,030	2,966,058
The severance amounts payable for a termination without cause or for good reason following a change in control would be the same for all NEOs as a termination without cause or for good reason described above. All outstanding unvested equity awards held by the NEOs would become vested for a termination without cause within 24 months following a change in control (but not all equity would become vested on a termination for good reason as that would only apply to certain equity awards as described in the previous table for a termination with good reason).
Equity Compensation Plan Information
The following table summarizes, as of December 31, 2022, the equity compensation plans under which we may issue equity securities of the Company. Those plans include the 2010 Long-Term Incentive Plan and the 2019 Equity Plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (c), excluding securities referenced in column (a)(3)
Equity compensation plans approved by security holders	2,156,468	$40.07	2,559,804
Equity compensation plans not approved by security holders(4)	62,092	$—	19,217
Total	2,218,560	$40.07	2,579,021

(1)
Includes 1,959,511 shares issuable in respect of RSUs and PSUs for equity compensation plans approved by security holders. Includes 62,092 shares issuable in respect of RSUs and PSUs for equity compensation plans not approved by security holders. The only Company equity compensation plan approved by security holders is the 2010 Long-Term Incentive Plan.

(2)
Weighted average exercise price of outstanding options only.

(3)
Includes shares available for issuance of awards of RSUs, PSUs and/or options.

(4)
As a result of the Company’s acquisition of PIEtech in 2019, the Company adopted the 2019 Equity Plan in order to make inducement grants to certain legacy PIEtech employees who joined Envestnet | MoneyGuide. Envestnet agreed to grant at future dates, not earlier than the 60-day anniversary of the PIEtech Acquisition, up to 301,469 shares of Envestnet common stock in the form of RSUs and PSUs pursuant to the 2019 Equity Plan. The RSUs vest over time and the PSUs vest upon the achievement of meeting certain performance conditions as well as a subsequent service condition. The Company is recognizing the estimated expense on a graded-vesting method over a requisite service period of three to five years, which is the estimated vesting period.

CEO Pay Ratio
We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse, and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity and rewarding performance. As of December 31, 2022, we had approximately 3,500 employees, including employees in operations, research and development, engineering and systems, executive and corporate functions, sales and marketing and
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investment management and research. Of these, approximately 55% employees were located in the United States, approximately 44% were located in India, and the remaining were located in other international locations.
For purposes of this 2022 pay ratio disclosure, we identified the median employee by examining the base salary as of December 31, 2022 (the “determination date”) for all employees, excluding the CEO, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time, part-time, or seasonal basis. For full-time employees hired in 2022, an annualized salary was used. However, compensation for part-time employees was not annualized. We did not make any other assumptions, adjustments, or estimates with respect to base salaries other than converting all base salaries to U.S. dollars on the determination date. After identifying the median employee, the median employee’s total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table.
The 2022 annual total compensation of the median employee, identified based on the methodology described above and converted from Canadian dollars to U.S. dollars based on the conversion rate in effect on December 31, 2022, who was located in Canada, was $66,413. The 2022 annual total compensation of Mr. Crager, our CEO, was $6,921,191. As a result, the ratio of the annual total compensation of our CEO to our median employee was 105 to 1.
The SEC’s rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person’s role in the Company, a subjective determination of the market value of that person’s job and that person’s performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
2022 Pay Versus Performance Table and Supporting Narrative
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between compensation actually paid to our named executive officers and the Company’s financial performance.
Required Tabular Disclosure of Compensation Actually Paid Versus Performance
The table below reflects information on compensation both as reported in the Summary Compensation Table (“Summary Compensation Table Total Pay”) and as “compensation actually paid” (or “CAP”) for the applicable fiscal year for our principal executive officer (“PEO”) and for all of our other named executive officers (“Non-PEO NEOs”) (as an average for such year for the Non-PEO NEOs), accompanied by total shareholder return (TSR), GAAP net income (loss) and Adjusted Revenue (the Company-selected measure). While we use numerous financial and non-financial performance measures to evaluate performance and determine compensation under our compensation programs, Adjusted Revenue, a relevant measure in our NEO short- and long-term incentive plans, is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the below table) used to link compensation actually paid to NEOs to performance during the 2022 fiscal year.
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Tabular Disclosure of Compensation Actually Paid versus Performance
Year	Summary Compensation Table Total for PEO(1)(2) $	Compensation Actually Paid to PEO(1)(3) $	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2) $	Average Compensation Actually Paid to Non-PEO NEOs(1)(3) $	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income (Loss) (thousands)(5) $	Adjusted Revenue (thousands)(6) $
					Total Shareholder Return(4) $	Peer Group Total Shareholder Return(4) $
2022	6,921,191	3,353,087	3,207,439	1,736,736	88.61	116.13	(80,939)	1,240,000
2021	6,172,629	6,883,899	2,545,188	2,943,664	113.95	181.00	13,296	1,186,801
2020	6,253,999	6,617,417	2,221,741	2,545,525	118.18	144.01	(3,110)	998,922

(1)
NEOs included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2022	William Crager	Peter D’Arrigo, Shelly O’Brien and Stuart DePina
2021	William Crager	Peter D’Arrigo, Shelly O’Brien and Stuart DePina
2020	William Crager	Peter D’Arrigo, Shelly O’Brien, Stuart DePina and Joshua Mayer

(2)
Amounts reflect Summary Compensation Table Total for our NEOs for each corresponding year.

(3)
The following table details the adjustments to the Summary Compensation Table Total for our PEO, as well as the average for our other NEOs, to determine “compensation actually paid” as computed in accordance with Item 402(v). Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable year. The figures below may not sum due to the presented amounts being rounded to the nearest whole number.

	PEO			Non-PEO NEO Average
	2022 $	2021 $	2020 $	2022 $	2021 $	2020 $
Summary Compensation Table Total	6,921,191	6,172,629	6,253,999	3,207,439	2,545,188	2,221,741
Less: Reported Fair Value of Equity Awards(a)	5,751,055	4,769,575	4,988,552	1,769,780	1,610,216	1,397,136
Add: Year-End Fair Value of Equity Awards Granted in the Year(b)	4,687,045	5,897,808	4,728,833	1,442,351	1,969,550	1,345,739
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year(b)	(638,353)	(465,911)	92,881	(573,204)	(203,865)	61,005
Add: Change in Fair Value of Outstanding and Unvested Equity Awards(b)	(1,865,741)	48,948	530,256	(570,070)	243,007	314,176
Compensation Actually Paid	3,353,087	6,883,899	6,617,417	1,736,736	2,943,664	2,545,525

(a)
The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under U.S. GAAP.

For options, fair values were estimated using the Black-Scholes formula. The range of estimates used in the option fair value calculations are as follows: for 2020, expected life between 3.34 years- 3.58 years, volatility between 30.18%-35.59%, dividend yield of 0%, and risk-free interest rate between 0.32%-1.63%.
For PSUs subject to performance vesting conditions related to Relative TSR, fair values were estimated using a Monte Carlo simulation model. The range of estimates used in the fair value calculations are as follows: (i) for 2022, remaining performance period between 1.00 years - 2.00 years, volatility between 36.47%-37.03%, dividend yield of 0%, and risk-free interest rate between 4.31%-4.62%; (ii) for 2021, remaining performance period between 1.00 years - 2.00 years, volatility between 36.04%-45.61%, dividend yield of 0%, and risk-free interest rate between 0.39%-0.73% and (iii) for 2020, remaining performance period between 1.00 years - 2.00 years, volatility between 42.40%-53.57%, dividend yield of 0%, and risk-free interest rate between 0.10%-0.13%.
For other PSUs, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. See “Stock Compensation Plans” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the corresponding fiscal year, where we explain assumptions made in valuing equity awards at grant.
(4)
The amounts reflect the cumulative total shareholder return of our common stock (column (f)) and the S&P North American Technology

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Sector Index (column (g)) at the end of each fiscal year. In each case, assume an initial investment of $100 on December 31, 2019, and reinvestment of dividends, if any.
(5)
Attributable to Envestnet, Inc., the dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.

(6)
For details of the reconciliation showing how adjusted values (including Adjusted Revenue values) are calculated from our audited financial statements, see Appendix A.

Required Tabular Disclosure of the Most Important Measures Linking Compensation Actually Paid in 2022 to Company Performance
The following non-ranked list shows the financial performance measures we view as the most important to link executive compensation actually paid during the most recent fiscal year to our performance during that same period. For further information regarding these financial performance measures and their function in our executive compensation program, please see “—Compensation Discussion and Analysis” beginning on page 30.
2022 Most Important Measures (Unranked)
Adjusted Revenue	Relative TSR
Adjusted EBITDA	Adjusted EPS
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further demonstrate the relationship between the compensation actually paid and performance measures that are included in the preceding pay versus performance tabular disclosure.

Compensation Actually Paid versus Total Shareholder Return

$200
$175
$150
$125
$100
$75
$50
$25
$0
Indexed Total Shareholder Return
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($M)
2019
2020
2021
2022
CAP - PEO
CAP - Other NEOs
Envestnet TSR
Index TSR

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Compensation Actually Paid versus Net Income
$60,000
$40,000
$20,000
$0
-$20,000
-$40,000
-$60,000
-$80,000
-$100,000
Net Income ($M)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($M)
2020
2021
2022
CAP - PEO
CAP - Other NEOs
Net Income

Compensation Actually Paid versus Adjusted Revenue ($M)
Adjusted Revenue ($M) ($)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Compensation Actually Paid ($M)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
2020
2021
2022
CAP - PEO
CAP - Other NEOs
Adjusted Revenue ($M)

Additional details on how, where and why these performance measures are used in our compensation programs can be found in the Compensation Discussion and Analysis section.
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PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE
COMPENSATION
In accordance with the rules of the SEC, we are asking our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain talented executives who possess the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals that create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Compensation Committee continually reviews the program elements to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” discussion for additional details, including information about the fiscal year 2022 compensation of our NEOs.
We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our NEO compensation as described on pages 30-58 of this proxy statement, which includes the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully in making determinations in the future regarding executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.
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PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Rule 14a-21 under the Exchange Act, we are asking shareholders to indicate, in a non-binding advisory vote, how frequently we should seek future advisory votes on the compensation of our NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 2 of this proxy statement. By voting on this Proposal No. 3, shareholders may indicate whether they prefer we conduct advisory votes on named executive officer compensation once every one, two, or three years.
The advisory vote by the shareholders on frequency is distinct from the advisory vote on the compensation of our NEOs. This Proposal No. 3 deals with how frequently future advisory votes on compensation should be presented to our shareholders and, in this regard, we are soliciting your advice on the following resolution:
“RESOLVED that the compensation of our named executive officers be submitted to shareholders for an advisory vote: (1) every year; (2) every two years; or (3) every three years.”
You may cast your vote for your preferred voting frequency by choosing one of the three alternatives or you may abstain from making a choice.
After careful consideration, the Board believes that an annual advisory vote on executive compensation is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for future advisory votes.
In formulating this recommendation, the Board considered that submitting executive compensation on an annual basis provides shareholders a more meaningful voice on the Company’s executive compensation practices and is consistent with our goal of seeking input from our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. The Board also considered the publicly expressed views of the institutional investor community, the practices of other companies and the Company’s current practice of having an annual vote.
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Although the results of vote are non-binding and advisory in nature, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Note: Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors regarding Proposal No. 2.
60   ENVESTNET | PROXY STATEMENT

Audit Matters
Audit Committee Report
Our management prepares our consolidated financial statements in accordance with GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG LLP is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG LLP and other advisors.
In connection with its audit of our financial statements for the year ended December 31, 2022, KPMG LLP presented to and reviewed with the Audit Committee the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also discussed with KPMG LLP ITS independence from Envestnet, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG LLP, the Audit Committee recommended to the Board that the December 31, 2022 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10-K.
Gregory Smith, Chair
Ross Chapin
James Fox
ENVESTNET | PROXY STATEMENT   61

AUDIT MATTERS
PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2023 Annual Meeting, we are asking our shareholders to ratify the Audit Committee’s selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. If the Company’s shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so. We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ENVESTNET’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Independent Registered Public Accounting Firm Fee Information
The following table sets forth the approximate aggregate fees for professional services rendered by KPMG LLP for 2021 and 2022:
	2021	2022
Audit fees(1)	$4,254,000	$4,300,000
Audit-related fees(2)	$96,500	$585,000
Tax fees	—	—
All other fees	—	—
Total	$4,350,500	$4,885,000

(1)
Audit fees include:

*
the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);

*
reviews of quarterly consolidated financial statements;

*
the statutory audits of two of our subsidiaries;

*
consents and comfort letters issued in conjunction with the filing of registration statements and the private offering of convertible notes;

(2)
Audit-related fees include:

*
services to issue Service Organization Controls (SOC1) reports;

*
services related to due diligence support for a potential acquisition;

*
services related to system implementation testing

62   ENVESTNET | PROXY STATEMENT

AUDIT MATTERS

Pre-Approval Policy of Audit and Non-Audit Services
The Audit Committee pre-approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent registered public accounting firm. Annual audit services, engagement terms, and fees require specific pre-approval of the Audit Committee. Any proposed services exceeding the pre-approved fees also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.
ENVESTNET | PROXY STATEMENT   63

Questions and Answers about the Annual Meeting and Voting
Solicitation and Proposals
Why has this proxy statement been made available?
Our Board of Directors (“Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on June 15, 2023, and any adjournments or postponements of the meeting. The meeting will be held at 9:00 a.m. Eastern Time and will be a virtual meeting via live webcast on the Internet. You will be able to attend the 2023 Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720. The meeting password is envestnet2023 (case sensitive).
This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 25, 2023. This proxy statement provides the information you need to vote at the 2023 Annual Meeting. You do not need to attend the 2023 Annual Meeting to vote your shares.
What proposals will be voted on at the 2023 Annual Meeting?
		Board Recommendation	Page Reference
Proposal 1:	Election of three (3) Class II directors to hold office until the 2026 annual meeting and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death	FOR each of the director nominees set forth in this Proxy Statement	6
Proposal 2:	Approval, on an advisory basis, of 2022 executive compensation;	FOR	59
Proposal 3:	Approval, on an advisory basis, of the frequency of future shareholder advisory votes on executive compensation;	FOR every “ONE YEAR”	60
Proposal 4:	Ratification of the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and	FOR	62
	such other business, if any, as may lawfully be brought before the meeting.
Envestnet’s Board recommends that you vote your shares “FOR” each of the director nominees to the Board set forth in this Proxy Statement, “FOR” approval, on an advisory basis, of 2022 executive compensation, “FOR” approval, on an advisory basis, of shareholder advisory votes on executive compensation every year, and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2023.
64   ENVESTNET | PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What vote is required to approve each proposal?

Proposal 1: Election of Directors
Directors are elected by a plurality of votes cast, which means that the nominees receiving the most affirmative votes will be elected, up to the number of directors to be chosen at the meeting.
Shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes and shares present by proxy where the shareholder “withholds” authority to vote with respect to one or more nominees are not considered votes cast for purposes of Proposal No. 1, and therefore, will have no effect on the election of such nominees.
However, if the majority of the votes cast for a director are withheld, then, notwithstanding the valid election of such director, our by-laws provide that such director will voluntarily tender his or her resignation for consideration by our Board. Our Board will determine whether to accept the resignation of such director.
   The Board recommends that you vote “FOR” each of the director nominees set forth in this Proxy Statement.

Proposal 2: Advisory Vote to Approve Executive Compensation
The advisory vote regarding the compensation of our executive officers will be approved by the affirmative vote of the majority of the shares of common stock present in person (including virtually) or represented by proxy and entitled to vote.
For purposes of Proposal 2, abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the results of the advisory vote.
 The Board recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our executive officers.

Proposal 3: Advisory Vote to Approve Frequency of Future Shareholder Advisory Votes on Executive Compensation
The advisory vote regarding the frequency of future shareholder advisory votes on executive compensation will be approved by the affirmative vote of the majority of shares present in person (including virtually) or represented by proxy and entitled to vote. If none of the frequency options receives the affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote, then the option receiving the greatest number of votes will be considered the frequency recommended by shareholders.
For purposes of Proposal No. 3, abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the results of the advisory vote.
 The Board recommends that you vote “FOR” every “ONE YEAR” on a non-binding, advisory basis, with respect to how frequently non-binding shareholder votes to approve the compensation paid to our named executive officers should occur.

Proposal 4: Ratification of the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2023
The appointment of our independent registered public accounting firm will be ratified by the affirmative vote of the majority of the shares present in person (including virtually) or represented by proxy entitled to vote.
For purposes of Proposal No. 4, abstentions will have the effect of a vote “against” the proposal. Because the ratification of the independent registered public accounting firm is considered a routine matter, your bank, broker, trustee or other nominee, as the case may be, may vote your shares without your instruction with respect to the ratification of the independent registered public accounting firm unless you instruct your them otherwise. If a bank, broker, trustee or other nominee does not exercise this authority, such broker non-votes will have no effect on the results of this vote.
 The Board recommends that you vote “FOR” ratification of the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

We will appoint one or more inspectors of election to count votes cast in person (including virtually) electronically or by proxy.
ENVESTNET | PROXY STATEMENT   65

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Who will pay the costs of soliciting proxies for the Annual Meeting?
Envestnet will pay all the costs of soliciting proxies for the Annual Meeting. Our directors and employees may, without additional remuneration, also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, and other nominees for the expenses they incur in forwarding the proxy materials to you. Envestnet has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $30,000 plus reimbursement of certain out-of-pocket expenses.
Casting Your Vote
Who is entitled to vote?
Owners of our common stock at the close of business on April 17, 2023, (the “record date”) are entitled to vote at the Annual Meeting and any adjournments and postponements thereof. On that date, we had 54,370,725 shares of our common stock outstanding and entitled to vote. Our common stock is our only outstanding class of stock.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on April 17, 2023.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held directly in your own name and those owned beneficially through a bank, broker, or other nominee.
Shareholder of Record
If on the record date your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly or to vote during the Annual Meeting. You may grant your voting proxy in three ways: by mail using the enclosed proxy card, by telephone or by Internet. For information on how to vote by telephone or Internet, see the heading below “May I vote by telephone or via the Internet?” For information on how to vote during the Annual Meeting, see the heading below “How do I attend and vote during the virtual 2023 Annual Meeting?”
Beneficial Owner
If on the record date your shares are held by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your bank, broker, or other nominee that is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares and are also invited to attend the virtual Annual Meeting.
However, because you are not the shareholder of record you may only vote your shares during the Annual Meeting if your bank, broker or other nominee has provided a signed legal proxy giving you the right to vote those shares and you follow the other instructions described below under the heading “How do I attend and vote during the virtual Annual Meeting?” If your shares are held in street name and you would like to vote by telephone or by Internet, you will need to contact your bank, broker, or other nominee for instructions.
How do I vote by proxy if I am a shareholder of record?
If you are a shareholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us before the 2023 Annual Meeting. The individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your shares will be voted as recommended by the Board:
66   ENVESTNET | PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

■
“FOR” the election of each director nominee proposed by the Board;

■
“FOR” the approval, on an advisory basis, of 2022 executive compensation;

■
“FOR” the approval, on an advisory basis, of the submission of executive compensation to an advisory vote by shareholders every year; and

■
“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

If any other matter is presented at the 2023 Annual Meeting, your proxy will be voted in accordance with the best judgment of the individuals named on the proxy card. As of the date of this proxy statement, we know of no other matters to be acted on at the 2023 Annual Meeting.
How do I give voting instructions if I am a beneficial owner?
If you are a beneficial owner of shares, you will receive instructions from your bank, broker or other nominee as to how to vote your shares. If you give instructions to your bank, broker, or other nominee, the bank, broker or other nominee will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares with respect to “non-routine” matters. The election of directors, advisory approval of executive compensation, and advisory approval of the frequency of future shareholder advisory votes on executive compensation, are considered “non-routine” matters and, as such, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to those matters unless the broker has received instructions from the beneficial owner of the shares. If you do not provide instructions, your bank, broker or other nominee may vote your shares in their discretion for the ratification of KPMG LLP as Envestnet’s independent registered public accounting firm, as this is considered a “routine” matter.
It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your votes with respect to election of directors, advisory vote to approve executive compensation, advisory vote to approve the frequency of future shareholder advisory votes on executive compensation and any other matters treated as non-routine by the NYSE, are counted.
May I vote by telephone or via the Internet?
Yes. If you are a shareholder of record, you have a choice of voting by telephone using a toll-free telephone number, voting over the Internet, or voting by completing the enclosed proxy card and mailing it in the return envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the proxy card. We encourage you to vote by telephone or over the Internet because your vote will be tabulated faster than if you mail it. If you vote by telephone or Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank, broker or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
Whether or not you plan to attend the virtual 2023 Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the virtual 2023 Annual Meeting and vote.
May I revoke my proxy or my voting instructions?
Yes. If you change your mind after you vote, if you are a shareholder of record, you may revoke your proxy through the following procedures:
■
Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;

■
Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312; or

■
Attend the virtual 2023 Annual Meeting and vote during the meeting at https://web.lumiagm.com/241143720. The password for the meeting is envestnet2023 (case sensitive).

ENVESTNET | PROXY STATEMENT   67

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank, broker, or other nominee to determine how to revoke your voting instructions.
If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
INNISFREE M&A INCORPORATED
Shareholders may call:
Shareholders in the US and Canada may call toll-free: (877) 825-8964
Shareholders in other locations may call +1 (412) 232-3651
Banks & Brokers may call collect: (212) 750-5833
How do I attend and vote during the virtual 2023 Annual Meeting?
You may attend the 2023 Annual Meeting and vote your shares at https://web.lumiagm.com/241143720 during the meeting. You may log in to the meeting beginning at 8:45 a.m. Eastern Time on June 15, 2023, and the 2023 Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. Follow the instructions provided to vote. The password for the meeting is envestnet2023 (case sensitive).
If you are a shareholder of record, you will need the 11-digit control number found on your proxy card.
If you are a beneficial owner and hold your shares in “street name,” you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the 2023 Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with these proxy materials, or contact your bank, broker, or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your bank, broker, or other nominee, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to AST. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:
American Stock Transfer & Trust Company, LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on June 8, 2023.
Even if you plan to attend the virtual 2023 Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described under “How do I give voting instructions if I am a beneficial owner?,” your broker will have discretion to vote your shares on our sole routine matter, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Absent direction from you, your broker will not have discretion to vote on the election of directors, advisory vote to approve executive compensation, and advisory approval of the frequency of future shareholder advisory votes on executive compensation, which are considered non-routine matters.
What is a broker non-vote?
A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner as to how to vote.
68   ENVESTNET | PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Broker “non-votes” will be counted towards the presence of a quorum as long as the broker votes on at least one proposal but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non-votes” will have no direct effect on the outcome of any of the proposals.
Where can I find the voting results?
We will report the voting results in a Form 8-K that we will file with the SEC within four business days after the Annual Meeting. You can find the Form 8-K at www.sec.gov or on our website at www.envestnet.com.
The Meeting
Why are we holding the 2023 Annual Meeting virtually?
Our Board annually considers the appropriate format of our annual meeting of shareholders. Our Board believes that hosting a virtual annual meeting this year is in our best interest and the best interests of our shareholders. We believe that a virtual format provides greater accessibility and encourages attendance and participation by a broader group of shareholders, reduces the costs associated with an in-person meeting and supports the health and well-being of our directors, management, shareholders and the community. Shareholders will be able to submit questions during the meeting using online tools, providing the opportunity for meaningful engagement with the Company, regardless of location.
How can I ask questions at the virtual 2023 Annual Meeting?
In order to submit a question at the virtual Annual Meeting, you will need your 11-digit control number and the meeting password envestnet2023 (case sensitive). If you are a shareholder of record, the control number can be found on your proxy card. If you are a beneficial owner and hold your shares in “street name,” you can obtain a control number from AST after you register to attend the Annual Meeting as described above under the heading “How do I attend and vote during the virtual Annual Meeting?”
You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will also be able to submit questions during the 2023 Annual Meeting. Questions may be submitted by selecting the messaging icon at the top of the screen and typing your message in the chat box once you are in the virtual 2023 Annual Meeting. Questions pertinent to meeting matters will be answered during our virtual 2023 Annual Meeting, subject to time constraints. A representative of the Company will read the question aloud prior to responding.
What do I do if I have technical problems during the virtual 2023 Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call toll-free (800) 937-5449 or email help@astfinancial.com.
What votes need to be present to hold the 2023 Annual Meeting?
To have a quorum for our 2023 Annual Meeting, the holders of a majority of our shares of common stock outstanding as of April 17, 2023 must be present in person or represented by proxy at the 2023 Annual Meeting. The electronic presence of a shareholder at the virtual 2023 Annual Meeting is considered a shareholder present “in person” for purposes of determining a quorum. Abstentions, votes withheld for director nominees and broker non-votes (when accompanied by broker votes with respect to at least one matter at the meeting) will be counted as present for the purpose of determining whether a quorum is present at the 2023 Annual Meeting.
Will Envestnet’s independent registered public accounting firm attend the 2023 Annual Meeting?
Representatives of KPMG LLP will attend the virtual 2023 Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.
Do directors attend the Annual Meeting?
Directors are encouraged to attend all meetings of shareholders called by Envestnet. All of our directors who were members of our Board at the time of the 2022 Annual Meeting attended the 2022 Annual Meeting.
ENVESTNET | PROXY STATEMENT   69

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Other Questions
Are proxy materials available on the Internet?
Yes. Our proxy statement for the 2023 Annual Meeting, form of proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) are available at www.envestnet.com.
Whom should I call if I have any questions?
If you have any questions about how to attend the virtual 2023 Annual Meeting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827-2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827-3940 or by email at investor.relations@envestnet.com.
If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders in the US and Canada may call toll-free: (877) 825-8964
Shareholders in other locations may call +1 (412) 232-3651
Banks & Brokers may call collect: (212) 750-5833
70   ENVESTNET | PROXY STATEMENT

Security Ownership
Security Ownership of Management
The following table sets forth, as of April 17, 2023, the beneficial ownership of our common stock by our current directors, our Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis”) and our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Shares Held.”
Name	Shares Held	Options Exercisable within 60 Days(1)	Unvested RSUs Vesting within 60 Days	Total Beneficial Ownership	Beneficial Ownership Percentages
William Crager(2)(3)	335,218	37,085	5,909	378,212	*
Peter D’Arrigo	120,974	26,935	2,180	150,089	*
Shelly O’Brien	23,709	8,931	850	33,490	*
Stuart DePina(4)	56,967	1,565	1,529	60,061	*
Luis Aguilar	19,336	1,745	—	21,081	*
Ross Chapin	62,748	15,238	—	77,986	*
Gayle Crowell(5)	16,940	1,745	—	18,685	*
James Fox	26,811	8,082	—	34,893	*
Wendy Lane	—	—	—	—	—
Valerie Mosley	11,870	—	—	11,870	*
Gregory Smith	26,929	8,038	—	34,967	*
Lauren Taylor Wolfe(6)	4,151,033	—	—	4,151,033	7.6%
Barbara Turner	—	—	—	—	—
All Directors and Executive Officers as a Group	4,795,568	107,799	8,939	4,972,367	9.2%

*
Denotes beneficial ownership of less than one percent. Beneficial ownership percentages are based on 54,370,725 shares of our common stock outstanding as of April 17, 2023.

(1)
Includes options vested and exercisable within 60 days of April 17, 2023.

(2)
Includes 100 shares indirectly held by Mr. Crager’s wife.

(3)
Includes 100,000 shares held as security in a margin account.

(4)
Mr. DePina’s ownership is provided as of June 30, 2022, when his employment with the Company was terminated.

(5)
Includes 3,852 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

(6)
Includes shares Ms. Taylor Wolfe may be deemed to exercise voting and investment power over in her capacity as Managing Member of Impactive Capital LLC, the general partner of Impactive Capital LP, a 7.6% shareholder of Envestnet. For the ownership information of Impactive Capital LP, please see the section herein entitled “—Security Ownership of Certain Beneficial Owners.”

ENVESTNET | PROXY STATEMENT   71

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth, as of April 17, 2023, all persons we know to be direct or indirect owners of more than 5% of our common stock based on reports filed with the SEC by each of the firms listed in the table below.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class*
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	7,706,352	14.2%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	5,528,983	10.2%
Impactive Capital LP(3) 152 West 57th Street, 17th Floor New York, NY 10019	4,151,033	7.6%
JPMorgan Chase & Co.(4) 383 Madison Avenue New York, NY 10179	3,116,257	5.7%

*
Beneficial ownership percentages are based on 54,370,725 shares of our common stock outstanding as of April 17, 2023.

(1)
Based on Schedule 13F-HR filed by Blackrock on February 13, 2023. BlackRock reported sole voting power with respect to 7,650,529 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 7,706,352 shares and shared dispositive power with respect to 0 shares.

(2)
Based on Amendment No. 9 to Schedule 13G filed by Vanguard on March 10, 2023. Vanguard reported sole voting power with respect to 0 shares, shared voting power with respect to 91,801 shares, sole dispositive power with respect to 5,383,619 shares and shared dispositive power with respect to 145,364 shares.

(3)
Based on Amendment No. 4 to Schedule 13D filed by Impactive Capital LP on March 29, 2023. Impactive Capital LP reported sole voting power with respect to 0 shares, shared voting power with respect to 4,151,033 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 4,151,033 shares. Lauren Taylor Wolfe, a Managing Member of Impactive Capital LLC, the general partner of Impactive Capital LP, currently serves as a director of Envestnet.

(4)
Based on Amendment No. 2 to Schedule 13G filed by JPMorgan on January 20, 2023. JPMorgan reported sole voting power with respect to 2,755,982 shares, shared voting power with respect to 54,854 shares, sole dispositive power with respect to 3,067,979 shares and shared dispositive power with respect to 46,570 shares.

Delinquent Section 16(a) Reports
Our officers (as that term is defined under Section 16 of the Exchange Act), directors and 10% beneficial owners are subject to the reporting requirements of Section 16 of the Exchange Act. Except as disclosed in the next sentence, we believe that all such officers, directors and 10% beneficial owners complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2022. Due to an administrative error, Messrs. Crager, Cooper, D’Arrigo, DePina, Majoros, and Ms. O’Brien were each late in filing a Form 4 to report shares of common stock withheld to satisfy tax withholding obligations in connection with the vesting of restricted stock units.
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Other Matters for the 2023 Annual Meeting
We do not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
The Company has made available to you its 2022 Annual Report which you may access at www.envestnet.com. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our 2022 Annual Report, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Envestnet’s Corporate Secretary at 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312.
By Order of the Board of Directors,
Shelly O’Brien
Corporate Secretary
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SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Shareholder Proposals for 2024 Annual Meeting
Shareholder Proposals for Inclusion in Proxy Statement
Any proposal that a shareholder wishes to include in our proxy materials for the next annual meeting must be received at the following address no later than December 27, 2023 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2023 annual meeting proxy statement and form of proxy: Corporate Secretary, Envestnet, Inc., 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312.
Other Proposals and Nominees
To submit a shareholder proposal that is not eligible for inclusion in the proxy materials for our next annual meeting, or to make a nomination for one or more directors at the annual meeting, a shareholder must give timely notice of the proposal or nomination in writing to our Corporate Secretary at our principal executive offices and comply with the other requirements set forth in our by-laws. To be timely, notice must be delivered to the Corporate Secretary at the address noted above between December 27, 2023 and January 26, 2024; provided, however, that if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the shareholder’s notice by the close of business on the later of 90 days prior to the annual meeting and 10 days after the day we provide public disclosure of the meeting date.
The notice must set forth, as to each proposed matter, the information required by Section 4.1 (for shareholder proposals) or Section 5.2 (for director nominations) of our by-laws which includes the following: (a) for shareholder proposals, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment), and reasons for conducting such business at the meeting or, for director nominations, certain biographical and background information about each nominee; (b) the name and record address of the shareholder proposing such business or director nominee and the beneficial owner, if any, on whose behalf the proposal or nomination is made; (c) the number of shares of our common stock that are owned beneficially and of record by the shareholder and beneficial owner; (d) for shareholder proposals, any material interest of the shareholder in such business or, for director nominations, a description of all arrangements or understandings between such shareholder and each person the shareholder proposes for election or re-election as a director; and (e) any other information that is required to be provided by such shareholder pursuant to the Exchange Act or applicable SEC rules.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders that intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2024. If the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after we first publicly announce the date of the meeting.
The presiding officer of the meeting will not acknowledge any proposal or nomination not made in compliance with the foregoing procedures.
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APPENDIX A
DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
In addition to reporting results in conformity with accounting principles generally accepted in the United States (“GAAP”), we also disclose certain non-GAAP financial measures to enhance the understanding of our operating performance. Those measures include “adjusted revenues,” “adjusted EBITDA,” “adjusted net income” and “adjusted net income per diluted share” (“Adjusted EPS”).
“Adjusted revenues” excludes the effect of purchase accounting on the fair value of acquired deferred revenue. On January 1, 2022, the Company adopted ASU 2021-08 “Business Combinations” whereby it now accounts for contract assets and contract liabilities obtained upon a business combination in accordance with ASC 606. Prior to the adoption of ASU 2021-08, we recorded at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired. Consequently, revenue related to acquired entities for periods subsequent to the acquisition did not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities. Adjusted revenues has limitations as a financial measure, should be considered as supplemental in nature and is not meant as a substitute for revenue prepared in accordance with GAAP.
“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration and purchase liability, income tax provision (benefit), depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment to contingent consideration liability, fair market value adjustment on investment in private company, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, non-income tax expense adjustment, gain on acquisition of equity method investment, gain on sale of interest in private company, dilution gain on equity method investee share issuance, loss allocations from equity method investments and (income) loss attributable to non-controlling interest.
“Adjusted net income” represents net income before deferred revenue fair value adjustment, accretion on contingent consideration and purchase liability, non-cash interest expense, cash interest on our Convertible Notes (subsequent to the adoption of ASU 2020-06 “Debt—Debt with Conversion and Other Options” on January 1, 2021), non-cash compensation expense, restructuring charges and transaction costs, severance, amortization of acquired intangibles, fair market value adjustment to contingent consideration liability, fair market value adjustment to investment in private company, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, non-income tax expense adjustment, dilution gain on equity method investee share issuance, gain on acquisition of equity method investment, gain on sale of interest in private company, loss allocations from equity method investments, and (income) loss attributable to non-controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at adjusted net income. The normalized tax rate is based solely on the estimated blended statutory income tax rates in the jurisdictions in which we operate. We monitor the normalized tax rate based on events or trends that could materially impact the rate, including tax legislation changes and changes in the geographic mix of our operations.
“Adjusted EPS” represents adjusted net income attributable to common shareholders divided by the diluted number of weighted-average shares outstanding. Beginning January 1, 2021, the dilutive effect of our Convertible Notes are calculated using the if-converted method in accordance with the adoption of ASU 2020-06. As a result, 9.9 million potential shares to be issued in connection with our Convertible Notes are assumed to be dilutive for purposes of the adjusted EPS calculation beginning January 1, 2021.
Our Board and management use these non-GAAP financial measures:
■
As measures of operating performance;

■
For planning purposes, including the preparation of annual budgets;

■
To allocate resources to enhance the financial performance of our business;

■
To evaluate the effectiveness of our business strategies; and

■
In communications with our Board concerning our financial performance.

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Our Compensation Committee, Board and our management may also consider adjusted EBITDA, among other factors, when determining management’s incentive compensation.
We also present adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS as supplemental performance measures because we believe that they provide our Board, management and investors with additional information to assess our performance. Adjusted revenues provide comparisons from period to period by excluding the effect of purchase accounting on the fair value of acquired deferred revenue. Adjusted EBITDA provides comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, income tax provision (benefit), non-income tax expense, restructuring charges and transaction costs, accretion on contingent consideration and purchase liability, severance, fair market value adjustment to contingent consideration liability, income or loss allocations from equity method investments, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, gain on acquisition of equity method investment, fair market value adjustment to investment in private company, dilution gain on equity method investee share issuance, income or loss allocations from equity method investments, pre-tax (income) loss attributable to non-controlling interest and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non-cash stock-based compensation expense from adjusted EBITDA and adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.
We believe adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS are useful to investors in evaluating our operating performance because securities analysts use adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investors and analyst presentations will include adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS.
Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenues, net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.
We understand that, although adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. In particular you should consider:
■
Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

■
Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS do not reflect changes in, or cash requirements for, our working capital needs;

■
Adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS do not reflect non-cash components of employee compensation;

■
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA, adjusted net income and adjusted EPS do not reflect any cash requirements for such replacements;

■
Due to either net losses before income tax expense or the use of federal and state net operating loss carryforwards, we paid net cash of $12.1 million, $7.9 million and $8.3 million in the years ended December 31, 2022, 2021 and 2020, respectively. In the event that we generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized or have expired, income tax payments will be higher; and

■
Other companies in our industry may calculate adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS differently than we do, limiting their usefulness as a comparative measure.

Management compensates for the inherent limitations associated with using adjusted revenues, adjusted EBITDA, adjusted net income and adjusted EPS through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of adjusted revenues to revenues, the most directly
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comparable GAAP measure, adjusted EBITDA, adjusted net income and adjusted EPS to net income (loss) and net income (loss) per share, the most directly comparable GAAP measures. Further, our management also reviews GAAP measures and evaluates individual measures that are not included in some or all of our non-GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.
The following table sets forth a reconciliation of total revenues to adjusted revenues based on our historical results:
	Years ended December 31
(in millions)	2022	2021	2020
Total revenues	$1,239.8	$1,186.5	$998.2
Deferred revenue fair value adjustment	0.2	0.3	0.7
Adjusted revenues	$1,240.0	$1,186.8	$998.9
The following table sets forth the reconciliation of net income (loss) to adjusted EBITDA based on our historical results:
	Years ended December 31
(in millions)	2022	2021	2020
Net income (loss)	$(85.5)	$12.7	$(2.6)
Add (deduct):
Deferred revenue fair value adjustment	0.2	0.3	0.7
Interest income	(4.2)	(0.8)	(1.1)
Interest expense	16.8	16.9	31.5
Accretion on contingent consideration and purchase liability	—	0.7	1.7
Income tax provision (benefit)	7.1	7.7	(5.4)
Depreciation and amortization	130.5	117.8	113.7
Non-cash compensation expense	80.3	68.0	57.1
Restructuring charges and transaction costs	35.1	18.5	19.4
Severance	30.1	11.3	25.1
Fair market value adjustment to contingent consideration liability	—	(1.1)	(3.1)
Fair market value adjustment on investment in private company	(0.4)	(0.8)	—
Litigation and regulatory related expenses	6.1	7.6	7.8
Foreign currency	1.4	(0.0)	0.1
Gain on settlement of liability	—	(1.2)	—
Gain on insurance reimbursement	—	(1.0)	—
Non-income tax expense adjustment	0.8	(1.3)	0.4
Gain on acquisition of equity method investment	—	—	(4.2)
Gain on sale of interest in private company	—	—	(1.6)
Dilution gain on equity method investee share issuance	(9.5)	—	—
Loss allocations from equity method investments	8.9	7.1	5.4
(Income) loss attributable to non-controlling interest	2.3	(0.7)	(1.8)
Adjusted EBITDA	$220.1	$261.7	$242.9
Note: Numbers may not sum due to rounding
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The following table sets forth the reconciliation of net income (loss) to adjusted net income and adjusted EPS based on our historical results:
	Years ended December 31
(in millions, except share and per share amounts)	2022	2021	2020
Net income (loss)	$(85.5)	$12.7	$(2.6)
Income tax provision (benefit)	7.1	7.7	(5.4)
Income (loss) before income tax provision (benefit)(1)	(78.4)	20.4	(8.0)
Add (deduct):
Deferred revenue fair value adjustment	0.2	0.3	0.7
Accretion on contingent consideration and purchase liability	—	0.7	1.7
Non-cash interest expense	4.7	5.8	17.5
Cash interest - Convertible Notes(2)	10.9	9.9	—
Non-cash compensation expense	80.3	68.0	57.1
Restructuring charges and transaction costs	35.1	18.5	19.4
Severance	30.1	11.3	25.1
Amortization of acquired intangibles	71.9	68.6	73.6
Fair market value adjustment to contingent consideration liability	—	(1.1)	(3.1)
Fair market value adjustment to investment in private company	(0.4)	(0.8)	—
Litigation and regulatory related expenses	6.1	7.6	7.8
Foreign currency	1.4	(0.0)	0.1
Gain on settlement of liability	—	(1.2)	—
Gain on insurance reimbursement	—	(1.0)	—
Non-income tax expense adjustment	0.8	(1.3)	0.4
Gain on acquisition of equity method investment	—	—	(4.2)
Gain on sale of interest in private company	—	—	(1.6)
Dilution gain on equity method investee share issuance	(9.5)	—	—
Loss allocations from equity method investments	8.9	7.1	5.4
(Income) loss attributable to non-controlling interest	2.3	(0.7)	(1.8)
Adjusted net income before income tax effect	164.4	212.1	189.9
Income tax effect(3)	(41.9)	(54.1)	(48.4)
Adjusted net income	$122.5	$158.0	$141.5
Diluted number of weighted-average shares outstanding	65,793,448	65,282,645	55,070,715
Adjusted EPS - diluted	$1.86	$2.42	$2.57
Note: Numbers may not sum due to rounding.
(1)
For the years ended December 31, 2022, 2021 and 2020, the effective tax rate computed in accordance with GAAP equaled (9.0)%, 37.7% and 67.1%, respectively.

(2)
Cash interest on the Company’s Convertible Notes included only for the for the years ended December 31, 2022 and 2021 due to the adoption of ASU 2020-06 on January 1, 2021.

(3)
Estimated normalized effective tax rate of 25.5% has been used to compute adjusted net income for all years presented.

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ANNUAL MEETING OF SHAREHOLDERS OFENVESTNET, INC.June 15, 2023INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in theUnited States or 1-718-921-8500 from foreign countries from any touch- tone telephone and follow the instructions. Have your proxy card avail- able when you call.Vote online or by phone until 11:59 PM EST the day before the meeting.MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.IN PERSON - The Annual Meeting will be a virtual-only meeting. You may vote your shares at https://web.lumiagm.com/241143720 during the Annual Meeting using the control number and password. The password for this meeting is envestnet2023 (case sensitive).GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.20330403000000000000 5061523 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1,“FOR” EACH OF PROPOSALS 2 AND 4, AND “1 YEAR” ON PROPOSAL 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. The election as director of the nominees listed below (except as markedto the contrary below):NOMINEES: O Luis AguilarO Gayle CrowellO James FoxFOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: 2. The approval, on an advisory basis, of 2022 executive compensation. FOR AGAINST ABSTAIN3. The approval, on an advisory basis, on the frequency ofthe advisory vote on executive compensation.1 YEAR YEARS 3 YEARS ABSTAIN4. The ratification of KPMG LLP as the independent registeredpublic accounting firm for the fiscal year ending December 31,2023.FOR AGAINST ABSTAIN To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OFENVESTNET, INC.June 15, 2023GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.comPlease sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.20330403000000000000 5061523 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1,“FOR” EACH OF PROPOSALS 2 AND 4, AND “1 YEAR” ON PROPOSAL 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE1. The election as director of the nominees listed below (except as markedto the contrary below):NOMINEES: O Luis AguilarO Gayle CrowellO James Fox2. The approval, on an advisory basis, of 2022 executive compensation.3. The approval, on an advisory basis, on the frequency ofthe advisory vote on executive compensation.4. The ratification of KPMG LLP as the independent registeredpublic accounting firm for the fiscal year ending December 31,2023.FOR AGAINST ABSTAIN1 YEAR 2 YEARS 3 YEARS ABSTAIN FOR AGAINST ABSTAIN FOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENVESTNET, INC.2023 Annual Meeting of ShareholdersThe Annual Meeting of Shareholders of Envestnet, Inc. will be held on Thursday, June 15, 2023 at 9:00 a.m. Eastern Time virtually via the internet at https://web.lumiagm.com/241143720. The password for this meeting is envestnet2023 (case sensitive).You may log in beginning at 8:45 a.m. Eastern Time and the meeting will start promptly at 9:00 a.m. Eastern Time. The meeting is expected to last about 30 minutes.0ENVESTNET, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS (the “Board”) OF ENVESTNET, INC.The undersigned shareholder(s) of Envestnet, Inc. (the "Company") hereby appoints William Crager or Peter D'Arrigo, or either of them (the “Proxies”), with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, to vote all shares of common stock of the Company that the undersigned has the power to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 15, 2023 at 9:00 a.m., Eastern Time, virtually via the internet at https://web.lumiagm.com/241143720, (case sensitive password is envestnet2023), and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.This proxy, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no direction is made, the shares will be voted in accordance with the recommendation of the Board of Directors, as indicated on the reverse side, and in the judgment and discretion of the Proxies with respect to any other matters that may properly come before the Annual Meeting.I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card. 1.1 (Continued and to be signed on the reverse side) 14475